Filed Pursuant to Rule 424(b)(5)
Registration No. 333-155048

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 13, 2008)

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

1,225,000 Shares of Common Stock

We are offering by this prospectus supplement 1,225,000 shares of our common stock, par value $0.001 per share, at a price of $8.50 per share.

Our common stock trades on the NYSE Amex under the symbol “HQS”. The last reported sale price of our common stock on the NYSE Amex on June 11, 2009 was $9.27 per share.

Investing in our common stock involves risk. See “Risk Factors” beginning on page S-18 of this prospectus supplement and page 5 of the accompanying prospectus.

We will receive the proceeds from all securities sold in this offering less underwriting commissions and discounts and less other expenses we incur in connection with the offering of our common stock.

	Per Share	Total
Price to the public	$8.5000	$10,412,500
Underwriting discounts and commissions	$0.6375	$780,937
Proceeds, before expenses, to us	$7.8625	$9,631,563

We have granted the underwriter an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 183,750 shares of our common stock from us to cover over-allotments. If the underwriter exercises this option in full, the total underwriting discounts and commissions will be $898,078, and our total proceeds, before expenses, will be $11,076,297.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock on or about June 17, 2009.

Roth Capital Partners

The date of this prospectus supplement is June 11, 2009.

You should rely on the information contained in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where their offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate only at the date on the front cover of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of this prospectus supplement.

This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, and reference is made to the actual documents filed with the United States Securities and Exchange Commission, or SEC, for complete information. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to one or more of the registration statements of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Additional information, including our financial statements for the years ended December 31, 2008 and 2007 and the notes related thereto, is incorporated by reference to our periodic reports filed with the SEC.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read this entire prospectus supplement as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us, or information to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

We obtained statistical data, market data and other industry data and forecasts used throughout, or incorporated by reference in, this prospectus supplement and the accompanying prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus supplement or the accompanying prospectus.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement and the accompanying prospectus to “HQS,” the “Company”, “we,” “our” and “us” refer to HQ Sustainable Maritime Industries, Inc. and all of its subsidiaries and affiliated companies including Hainan Quebec Ocean Fishing Co. Ltd., or “HQOF,” and Jiahua Marine Bio-Product Company Limited, or “Jiahua Marine,” on a consolidated basis.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements involve known and unknown risks, uncertainties and other important factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our marketing, sales and distribution initiatives in North America, Europe and China;

•	our estimates of production, market sizes and anticipated consumption of our marine bio and healthcare products and our aquaculture products;

•	our new organic feed mill and our current and future processing facilities;

•	our ability to enter into and maintain cooperative farming arrangements and other partnerships with respect to our marine bio products and the performance of our partners under such arrangements;

•	our relationship with local governments in Hainan Province and the potential support and financing they may provide to us;

•	our estimates of future performance and growth potential;

•	our ability to obtain sufficient capital to fund our operations and expansion plans; and

•	our operating income, future revenue, expenses, capital requirements and needs for additional financing.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement and the accompanying prospectus may not transpire.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this document, any supplements to this document and the documents that we reference in this prospectus supplement and the accompanying prospectus with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this prospectus supplement and the accompanying prospectus, whether as a result of new information, future events or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus or incorporated herein by reference. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the discussion of “Risk Factors” and our consolidated financial statements and the related notes, before deciding to invest in shares of our common stock. In this prospectus, when we use phrases such as “we,” “us,” “our,” “HQS” or “our company,” we are referring to HQ Sustainable Maritime Industries, Inc. and all of its subsidiaries and affiliated companies as a whole, unless it is clear from the context that any of these terms refer only to HQ Sustainable Maritime Industries, Inc.

About Our Company

We are a multi-national company with our headquarters and primary sales offices based in Seattle, WA. We are a vertically integrated aquatic product producer, processor, and farmer (e.g. through cooperative arrangements with pond farmers), with operations in the People’s Republic of China (“PRC”) of all natural tilapia, other aquatic products, and marine bio and healthcare products. We use state-of-the-art and environment-friendly technologies in our production, processing, and cooperative farm operations. Our facilities are currently certified according to the Hazard Analysis and Critical Control Point (“HACCP”) standards, currently assigned an European Union (“EU”) code required for exporting aquatic products to the EU, and are currently certified in accordance with the Aquaculture Certification Counsel (“ACC”) standards. Our products are sold principally to customers in North America, Europe and Asia.

Established in 1999, our aquatic farming and processing operations are in Hainan Province, an island in the South China Sea, which is situated within the most desirable latitude for raising tilapia. The Chinese government has designated Hainan Province in southern China a “green” province, where only environmentally friendly agri-food related industry and tourism are permitted. We purchase and process farm bred and farm raised tilapia through cooperative supply arrangements with local farmers and cooperatives. Our supply cooperatives, under our guidance, use feed formulated by us to optimize the all natural growth of farm raised tilapia. Starting in 2009, we will supply the farmers and cooperatives the feed formulation from our feed processing mill. We believe our tilapia products have achieved such a high level of purity that we market these products as all natural tilapia. In addition, we purchase and process ocean-caught aquatic products through cooperative supply arrangements with local fisherman for our marine bio healthcare products.

In August 2004, the company acquired Hainan Jiahua Marine BioProducts Co. Ltd., or Jiahua Marine, which develops, produces and sells marine bio and healthcare products, including nutraceutical products for the enrichment of our feed formulas, exclusively in China. The principal products of Jiahua Marine are manufactured from fish by-products (tilapia and shark) that include shark cartilage capsules and shark liver oil products that are distributed exclusively in China. The products undergo substantial independent laboratory testing administered by the Ministry of Health in China, which has resulted in a PRC National Certification for these products. These products have various perceived medicinal and health benefits. As part of HQS’s vertical integration plan with respect to tilapia, Jiahua Marine introduced new bio and healthcare products made from tilapia in 2009.

In order to maintain the high quality of our products and to position ourselves for attaining completely organic production certification in the future, we have completed the construction of our own feed mill and processing plant for the production of, floating feed formulations. We produce the feed using grains grown without chemical fertilizers, free of antibiotics and fishmeal, and use feed additives manufactured in our nutraceutical plant. We plan for this expanded production to satisfy our own demand through the 20,000 mu (or 3,294 acres) of production in Wenchang and Qionghai, as well as to manufacture feed for others’ farmed operations in Hainan, such as shrimp and other farmed species.

From our headquarters in Seattle, Washington, we market and brand our high-quality, all natural tilapia products under the name TILOVEYA®. In early 2009 we introduced a new family of frozen tilapia meals under the brand name “Lillian’s Healthy Gourmet.” This new family of products includes an organic, natural and regular line of frozen tilapia meals.

We are incorporated in Delaware. The address of our Unites States headquarters is Melbourne Towers, 1511 Third Avenue, Suite 788, Seattle, Washington 98101 and our telephone number is (206) 621-9888. Our website is located at www.hqfish.com. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus supplement.

Industry Overview

Aquaculture Industry

Aquaculture is the farming of aquatic animals or plants. Aquaculture is also the world’s fastest growing segment in the food production system and has been for the past two decades. According to a recent study by the World Food and Agriculture Organization (“FAO”) published on March 2, 2009, world fisheries production reached a new high of 143.6 million metric tonnes in 2006, including farmed and ocean caught product. The contribution of aquaculture to the world fisheries production in 2006 was 51.7 million tonnes of fish, which is 36 percent of world fisheries production, up from 3.6 percent in 1970. Global aquaculture accounted for 6 percent of the fish available for human consumption in 1970. In 2006 global aquaculture accounted for 47 percent of the fish available for human consumption according to the FAO. The FAO report also describes that over half of the global aquaculture in 2006 was freshwater finfish. Based on the FAO’s projections, it is estimated that in order to maintain the current level of per capita consumption, global aquaculture production will need to reach in excess of 80 million tonnes of fish by 2050.

As the availability of sites for aquaculture is becoming increasingly limited and the ability to develop non-agricultural land is often restricted, the competition to develop additional aquaculture production systems is intensifying. As the intensification for aquaculture production systems increases, the demand for institutional support, services and skilled persons is anticipated to increase, along with the demand for more knowledge-based aquaculture education and training as aquaculture becomes more important worldwide. China remains the largest producer of aquaculture products throughout the world with fishes in China reportedly producing approximately 41.3 million tonnes of fish in 2004. Within the global aquaculture industry, China accounted for 71.0 percent of the world’s supply of fish for direct human consumption and 29.9 percent of the total production by live weight in 2002.

Tilapia Industry

In 2005, according to the American Tilapia Association (ATA), tilapia production worldwide was second in volume to carp, and it is projected by the ATA that tilapia will become the most important aquaculture crop in this century, potentially reaching $5.0 billion in global sales by 2010. Commercial production of tilapia has become popular in many countries around the world. Touted as the “new white fish” to replace the depleted ocean stocks of cod, pollock, and hake, world tilapia production continues to rise and at least 100 countries currently raise tilapia, with the PRC being the largest producer. The American Tilapia Association further reports that world production of tilapia products reached approximately 2.5 million metric tonnes in 2007, of which China produced the dominant share of 45.0 percent.

One of the major outlets for Chinese-produced tilapia has been, and should continue to be, the United States. The following chart reflects the increase in per-capita consumption of tilapia in pounds in the United States in relation to other traditional types of seafood.

The following chart reflects the increase in imported tilapia to the United States during the periods indicated.

Separately, according to the International Trade Report produced in 2005 by the United States Department of Agriculture, or the USDA, “… U.S. per-capita seafood consumption has remained around 15 billion pounds through the late 1980s and 1990s; it is expected to increase as farm-raised products become cheaper. Currently, the United States consumes nearly 12 billion pounds of fish a year. By 2025, demand for seafood is projected to grow by another 4.4 billion pounds (2 million metric tonnes) above what is consumed today. In addition, it is estimated that by 2020, 50 percent of the U.S. seafood supply will come from aquaculture. Presently, more than 70 percent of the seafood consumed in the United States is imported, and at least 40 percent of that is farm-raised. Major changes in U.S. population, along with shifting demographics and economic growth, will alter the U.S. seafood market over the next decade, affecting the selection of products consumed. It is expected that fresh and frozen fish products will account for a growing share of overall seafood consumption, with shrimp remaining at the top. By 2020, shrimp, salmon, tilapia, and catfish will be the top four seafood products consumed…”

According to Globefish.org, during the past ten years, tilapia captured by fisheries have stabilized at 0.6 million metric tonnes, while their aquaculture production has grown from 0.55 million metric tonnes to 2.0 million metric tonnes. Tilapia is one of the top five seafood imports in the world. In 2005, more than $2.4 billion of tilapia was sold worldwide according to the FAO Fishstat 2007. In 2005, tilapia moved up to the fourth-ranked most popular seafood after farm-raised shrimp, tuna and Atlantic salmon in terms of aquaculture products imported into the United States. The United States is now the world’s largest consumer of tilapia after China, having imported 437 thousand metric tonnes of tilapia in 2007. In terms of volume, frozen whole round fish ranks first, followed by frozen fillets and then fresh fillets.

Health Benefits as the Driving Force for Growth in Tilapia Industry

The growing consumer demand for seafood is largely evolving from a new public awareness regarding its health and nutritional benefits. The USDA “pyramid” guidelines continue to support frequent fish consumption, and the USDA recently completed a highly technical nutritional analysis report about tilapia for the general public. The USDA’s Agriculture Research Service Lab reports that tilapia is moderate in polyunsaturated fatty acid (0.387 g/100g raw, 0.600 g/100g cooked), moderate in omega 3 fatty acids (0.141g/100g raw, 0.220g/100g cooked) and low in mercury (0.010 parts per million, which we refer to as PPM), which is considered to be non-detectable. With the increased awareness of the health concerns surrounding mercury, tilapia’s low mercury levels (0.010 PPM) distinguish tilapia favorably from other types of fish with higher mercury levels, such as swordfish (0.976 PPM), mackerel (0.730 PPM) and yellow fin tuna (0.325 PPM).

Over-the-Counter Marine Bio and Healthcare Products

As in the United States, because of the aging population, China is demographically attractive for healthcare companies. According to China’s Ministry of Health 2009 figures, of the 1.3 billion people in China currently, less than 8 percent of China’s population is 65 or older; however, by 2050 that proportion is expected to rise to 24 percent. It is expected as well that Chinese will benefit from double-digit annual growth in disposable incomes during this period. We anticipate that this will lead to increasing use of western therapeutics and “over the counter” remedies. In addition, the market place is highly fragmented with more than 4,000 manufacturers of such remedies in China, most of whom lack scale and access to capital. From 2009 to 2011, we believe approximately $124 billion will be allocated to healthcare expenditure in China. HQS has benefited from regulatory consolidation that resulted in the imposition of higher Chinese Good Manufacturing Practice (“GMP”) standards in 2007 and intends to be a leader in its emphasis on the highest quality standards.

The marine bio and healthcare products industry in China is also sizable, with approximately $6 billion in sales, which still constitutes only 3 percent of the world market. Currently, overall sales of these products in China have fallen slightly, as compared to the previous year, as consumers gravitate toward branded products meeting international quality standards and with proven benefit for consumers, and away from less known brands and traditional remedies.

In general, sales of marine bio and healthcare products are made through retail and direct sales channels. Direct sales in China are relatively new, and restrictions on direct sales imposed on large foreign companies have been implemented in China, which has allowed for a growth in sales for PRC-based direct sales companies. These restrictions require foreign direct sellers to manufacture their products and to capitalize their businesses in China. Several companies have met these requirements, including HQS through its PRC-subsidiaries, and growth in this sector is expected to be strong in the next few years.

We believe that nutraceutical supplements in the feed industry is a sector that has strong growth potential, as the importance of aquaculture and aquaculture feeds increases. We manufacture actualized feeds, which involves choosing additives to be included in the feed, such as vitamin E, that promote health in fish, thus reducing the need for curative measures such as antibiotics. Once ingested and present in the flesh of the fish, vitamin E increases the shelf life of the fish and also introduces an additional source of vitamin E to its consumers. Other similar nutraceutical supplements can also be used.

Our Products

Tilapia

Tilapia is currently farmed throughout many countries around the world because this fish is disease-resistant, reproduces easily, eats a wide variety of feeds and tolerates a variety of poor water quality even water with low dissolved oxygen levels. Although there are many species of tilapia, only a few species are farmed for human consumption. The most common species that is farmed commercially is the black, or Nile, tilapia that is grown in ponds, cages or rice fields.

In response to increasing demand for tilapia, we export from our subsidiary in the PRC varying quantities of tilapia in different forms to the United States, Europe, Asia and other regions. In 2007 we launched a marketing and distribution initiative in the United States and Europe with our TILOVEYA® brand tilapia. We continue to promote our TILOVEYA® brand with several leading distributors and retailers in Europe and the United States. We also entered into an exclusive agreement with the Beijing division of Newly Weds® Foods, Inc. to introduce an innovative line of battered and breaded flavored TILOVEYA® fillet for the Chinese consumer. In addition, we co-developed a process and natural flavoring giving tilapia the taste, texture and aroma of fresh ocean-caught fish. We will process such products without the drawbacks of ocean-caught product such as ocean waste and, ecological management. The tilapia products sold by us are mainly in the following forms: whole round frozen, gutted and scaled, boneless-skinless tilapia fillets, block frozen tilapia fillets and, more recently, we began selling boneless-skin-on tilapia fillets.

In 2008 we developed a family of frozen tilapia meal products under the brand name of “Lillian’s Healthy Gourmet.” This family of products will have three lines focusing on organic, natural and regular frozen meals. These meals are processed by a variety of manufacturing facilities in North America including Marsan Foods located in Toronto, Canada. Marsan is a top Canadian processor of private label entrées and branded meal products. We began to sale the products under the “Lillian’s Healthy Gourmet” brand to distributors and retail chains in the first part of 2009.

Our principal operating subsidiary with respect to our seafood products is Hainan Quebec Ocean Fishing Co. Ltd., a company organized in the PRC (“HQOF”).

Marine Bio and Healthcare Products

Since the August 2004 acquisition of our wholly-owned subsidiary, Hainan Jiahua Marine BioProducts Co. Ltd. (Jiahua Marine), a Chinese limited liability company, we have also been engaged in the development, production, and sales of marine bio and healthcare products in the PRC. We acquired Jiahua Marine pursuant to a purchase agreement with Sino-Sult Canada Limited (SSC), a Canadian limited liability company, and Sealink Wealth Limited (Sealink), a British Virgin Islands limited liability company, a wholly-owned subsidiary of SSC and the then sole shareholder of Jiahua Marine.

The principal products of Jiahua Marine are manufactured from fish by-products (tilapia and non-endangered shark) that include shark cartilage capsules and shark liver oil products which are distributed exclusively in China. The products undergo substantial independent laboratory testing in China administered by the Ministry of Health in China and have resulted in a PRC National Certification for these products. These products have various perceived medicinal and health benefits. As part of the HQS’s vertical integration plan for tilapia, Jiahua Marine has introduced new bio and healthcare products made from tilapia in 2008.

These products have proven medicinal and health benefits that include:(1) increasing the efficacy of the immune system, correcting blood acidity, (2) reducing fatigue, (3) improving absorption of oxygen into the blood, (4) activating the anti-cancer cells (a major component of the innate immune system), (5) strengthening of bones, and (6) increasing subcutaneous moisture which has anti-wrinkle qualities. All of our healthcare products have undergone stringent independent laboratory testing in China. These tests are administered by the Ministry of Health in China. As part of this process, several laboratories are selected at random from a pool of top university laboratories to conduct tests which must confirm the results and claims of the applicant company. The applicant company can make claims about the health benefits of its products only after such stringent, independent validation of its claims by selected laboratories have been verified. Our claims in respect of our healthcare products have been rigorously tested and proven in China through the above process. Clinical trials and laboratory testing in China by selected university laboratories have resulted in a PRC National Certification of Excellence.

These products are currently sold throughout China, are naturally derived from ocean-harvested by-products and are winners of Science and Technology Progress Awards in China.

Jiahua Marine has its own research and development team which is responsible for developing new products made from tilapia and other fish by-products.

Shark cartilage–This product is highly alkalescent; it contains chondroitin sulfate and calcium and impacts the human body positively in the following ways:

•	increases efficiency of immune system and activates “natural killer” cells associated with combating cancer, as sharks are cancer free; and

•	reduces blood acidity, thus improving:

•	blood pressure;

•	apoplexy;

•	heart disease;

•	fertility; and

•	osteoporosis.

Shark liver oil–This product is rich in squalene and other nutrients, to which we add vitamins D and E, and impacts the human body positively in the following ways:

•	improves absorption of oxygen in the body;

•	eliminates fatigue; and

•	improves health, through the high levels of omega 3 oils.

As part of the HQS’s vertical integration plan for tilapia, Jiahua Marine has introduced and will continue to introduce new bio and healthcare products made from tilapia in 2009. The products introduced thus far include; (1) Shalitong Capsules, which are made from the amino acids of tilapia and help in the digestive functions of the body; (2) Xueyuan Capsules vitamin supplement including collagen polypeptides and vitamins; (3) Yubaobaokang Capsules, which contain iron supplements and increase appetite; and (4) Cephalin Capsules made with tilapia brain extract that improve brain function and memory functions and help resist the aging process of the brain.

In addition to the marine bio and healthcare products that we currently produce, we started manufacturing nutraceuticals generated from palm oil, and other natural or organic matters to enrich feed formulations for tilapia and shrimp farmed in the Hainan area. The enriched feed will have a longer shelf life, and we expect that the benefits of the enriched feed will pass to the end users of our tilapia products, the ultimate customers. These ingredients help improve general health, growth, feed conversion and meat quality of fish and shrimp. Our marine bio and healthcare products processing plant is located in the Wenchang City of Hainan Province and has two production lines, a powder-product line and an oil-product line. These production lines are suited for the manufacture of nutraceutical components. The plant is equipped with a specific gravity molecular separator and accessory equipment for the manufacture of nutraceutical products that serve as feed additives in the production of feed, including tilapia and shrimp feed.

Shrimp

Our principal shrimp product is white shrimp. We export our shrimp to various countries in the following forms: head-on shell-on shrimps, headless shell on shrimps, peeled tail-on shrimps, peeled and deveined shrimps, peeled and undeveined shrimps. All orders can be packaged in accordance with the requirements of the buyer, either block or individually quick frozen.

Our Principal Competitive Strengths

We believe we have the following principal competitive strengths:

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Quality All Natural Tilapia Products. We produce all natural tilapia products and have developed a farming system that avoids the use of antibiotics, hormones and other potentially toxic chemicals. Our tilapia is raised in ponds of pure rain water collected for aquaculture. Two other species of fish are introduced into the ponds to maintain the pond’s health naturally. One of the species is a bottom feeder that cleans up all the waste at the bottom of the ponds (carp), and the other species is a predator fish that eliminates all of the unhealthy fish (snakehead). We formulate feed without fishmeal and produce feed supplements in our healthcare products processing plant to enrich this feed. It is our policy to raise all natural tilapia to distinguish our company from other tilapia producers. The latitude and the pristine environment of the Hainan providence of China has provided us with what we believe to be the optimal conditions for all natural aquaculture production.

•

Vertically Integrated Operations. Our newly completed feed mill is an important additional step towards our goal of complete vertical integration of our operations, which will allow us to further control and monitor the quality of our aquaculture products, as well as control our costs. The local farmers that we have cooperative arrangements with use our production methods and allow us to constantly monitor the production process for highly consistent production that results in high quality products at the time of harvest.

•

Environmental and Quality Assurances We are a leader in environmental and quality assurances of aquaculture products. We have adopted and implemented stringent quality control measures and procedures throughout the production process, in order to comply with the various environmental and quality standards, such as the HACCP and the EU import standards. We are also certified in accordance with the ACC standards and positioning ourselves for completely organic production certification of our tilapia products in accordance with market demands. We use state-of-the-art technologies in our farming, feed formulation and processing operations. We have adopted modern and environmentally friendly and responsible technology in our production and processing of tilapia, shrimp, and marine bio and healthcare products, which we believe have been recognized as such through the certifications our plants possess.

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Strategic Location in Hainan Province, China. Our processing facilities are geographically well-positioned in Hainan Province to leverage favorable climatic conditions, abundant water supply, pristine environment and a readily available source of labor for our processing plant. We are also located near a seaport, near the city of Wenchang, and our processing facilities are conveniently located near the farmers from whom we obtain our supply of tilapia and shrimp

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International and Domestic Sales and Marketing Efforts. Our Seattle office allows us to differentiate our TILOVEYA® brand and marketing initiative of our all natural tilapia products. Following the success of the TILOVEYA® brand, we introduced in 2009 a family of frozen tilapia meal products under the brand name of “Lillian’s Healthy Gourmet.” The family of products will have three lines focusing on organic, natural and regular frozen meals. The “Lillian’s Healthy Gourmet” brand will help us continue to establish our products as the all natural tilapia products of choice both domestically and internationally. Sales from both the Seattle and China offices complement our multi-national sales efforts to become a world leader in all natural tilapia products.

•

An Established Track Record and Brand Name in the Industry. We have an established track record and recognized brand name in the industry and have received numerous awards and certifications, which we believe reflects the success of the company in distinguishing itself from its competition.

•	Competitive Cost Structure. We benefit from competitive cost structures due to the lower labor costs in China as compared to other companies that produce similar products.

Our Growth Strategies

Our objective is to become the world leader in vertically integrated production, processing and raising of all natural tilapia products. This includes the use of tilapia bi-products to increase the range and variety of our marine bio and healthcare products, with a primary focus on increasing our own seafood products. To achieve this goal, we intend to implement the following strategies:

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Our newly completed large-scale feed mill to supply our existing and anticipated new cooperative fish farmers with our fish food formula. We anticipate that the new feed mill will help increase our aquatic profit margin, help guarantee our product quality and further vertically integrate our operations;

•	We intend to achieve completely organic production of our tilapia products and to pursue organic certification of our farms as market demand dictates;

•	We plan to expand direct and retail sales of our health products in China and internationally and to add other products we currently have in the development pipeline;

•	We plan to expand our development of health products by using the by-products of tilapia, which will help increase the overall aquatic products’ gross margins;

•	We plan to expand our cooperative farming arrangements to increase the availability of tilapia to meet anticipated growth in demand;

•	We plan to construct our own tilapia farmed ponds to improve growth time and quality of our product and further vertically integrate our operations;

•	We plan to continue to expand our production and processing facilities in China to satisfy the anticipated growing demand for our products;

•

Our Seattle office allows us to increase awareness of the importance of our all natural products and to benefit from more direct sales. The Seattle office also allows us to expand our distribution options in North America and Europe by broadening the variety of products we offer to cater to the demands of our customers; and

•

We plan to expand our product offerings, including our family of frozen tilapia meals. We will continue our branding and marketing initiatives in North America and Europe to introduce our new family of products to major retail and food service chains.

Manufacturing and Production

Aquaculture Products

Our plant for processing aquatic products is a Canadian designed facility located in Hainan, China. We operate six processing lines, which consist of two filleting lines, two whole round fish processing lines (principally tilapia which is gutted, scaled and gilled), and two block processing lines . This processing plant is capable of processing an average of approximately 30,000 metric tonnes (additional capacity of 10,000 metric tonnes was completed in August of 2008) per year of whole round fish (principally, tilapia), 10,000 metric tonnes per year of fillet tilapia and 3,000 metric tonnes per year of all forms of shrimp. Such capacity may become inadequate to meet our projected demand from our existing customers and the national retail food service chains targeted by us. We have completed a 100,000 metric tonnes per year state-of-the-art extruded feed mill to supply our farmers and other buyers of such quality feeds. See “Construction of Feed Mill and Processing Plant.” We have completed taste trials with several national retail food service chains and we expect to phase in deliveries to such chains in the second half of 2009. The scale of production is a critical factor for such chains, and we expect that expanded production will enable us to enter into larger supply arrangements with several chains.

Marine Bio and Healthcare Products

Our plant for processing marine bio and healthcare products consists of two production lines: a powder-product line and an oil-product line. The production lines are equipped with a complete set of imported and domestic made devices, including a vacuum frozen dryer for bio-products, a molecular distillation device, a micro-disintegrator, a packing machine and test instruments. Our raw material treatment workshops (e.g. work area) includes an extraction workshop, a freezing and drying workshop, a powder distillation workshop, and a finished product workshop for our powder line. Our pre-treatment workshops include a cooling and filtration workshop, a molecular distillation workshop, a supplemental items workshop and a capsule workshop for our oil line.

This plant is equipped with a molecular distillation device, which produces a variety of refined oil products including vitamin E used for human consumption and as a supplement to tilapia and other feeds. These vitamins are processed from natural products, such as palm oil. This plant has been certified in accordance with the China National Health Inspection program as a “Chinese Good Manufacturing Practice” (GMP) by the Hainan Provincial Health Bureau.

Construction of Feed Mill and Processing Plant

In order to maintain the high quality of our products, we have completed a 100,000 metric tonnes per year capacity state-of-the-art extruded feed mill for the production of extruded (floating) feed formulations to supply our farmers and other buyers of such quality feeds. This type of feed is the most efficient feed for our farming operations. In 2009 we will begin producing the feed, free of antibiotics and fishmeal, and use feed additives manufactured in our nutraceutical plant. The feed formulations will be prepared with the benefit of the latest technologies to assure a minimum of toxicity. The feed will be enriched using omega 3 rich algae and vitamin E, as well as naturally sourced amino acids, which provide benefits to the fish and the consumers thereof. The floating feed formulations will reduce waste in the aquaculture reservoirs, thus reducing the requirement for chemicals to stabilize reservoir health. The feed mill will allow us to continue our vertically integrated production strategy, ensuring quality control throughout the entire production and processing cycle. We plan to partner with other parties, as appropriate, to produce the optimum formulation of feed. Presently, there is no high quality floating feed production in Hainan. This expanded production will satisfy our own demand from our cooperative farmers, as well as to manufacture feed for other farmed operations in Hainan such as shrimp and other farmed species.

We expect that the new processing plant will provide for value added production, expanding our ability to make fish blocks, as well as the fillets and whole round products that we primarily currently manufacture.

Distribution Channels

At the present time, we distribute our seafood products principally in the United States and Europe, and we sell all of our marine bio and healthcare products exclusively in the PRC. Through our Seattle office, we are able to work directly with wholesale and retail buyers. The programs established with retail distributors are rather different than with wholesalers. Retailers require product introduction and marketing support and pay differently than wholesalers. The latter generally take delivery of product ex-plant and pay through a letter of credit, while the former take delivery in the United States and pay on negotiated terms.

The Seattle office is charged with maintaining existing accounts and introducing our all natural tilapia products to a new target market of retail and food service industry purchasers. We introduced our family of products branded “Lillian’s Healthy Gourmet” throughout North America in 2009. We are currently selling our all natural tilapia products to the European market through distributors and retailers. We are actively seeking to expand our distributor network in Europe for our TILOVEYA® brand.

Currently, all of our marine bio and healthcare products are sold in the PRC. Through our subsidiary Jiahua Marine, we currently sell a range of healthcare products under the brand name “Jiahua” in the PRC.

Our China sales are principally marketed through our offices in Wenchang to customers that include domestic supermarkets, airlines, hotels and local distributors. Direct sales of healthcare products target tourists in various popular destinations in China, such as Sanya, Beihai and the Three Gorges project. Seminars are organized for these tourists that usually result in the purchase of our products. These products are also sold in various chain stores, over the internet, and through mail order sales throughout China.

Advertising and Marketing

Our sales and marketing team consists of ten members that are under the overall supervision of Mr. Harry Wang Hua, our Chief Operating Officer. Our sales and marketing team is responsible for establishing our sales and distribution networks both domestically and internationally, promoting our image and product awareness and maintaining our customer relationships. As part of his duties, Mr. Harry Wang Hua leads our plant management teams for both marine bio and healthcare products and aquaculture products. Our Seattle personnel are responsible for increasing awareness and focus of our branding and marketing initiative, the rollout of our all natural TILOVEYA® brand, and the rollout of our family of products under the “Lillian’s Healthy Gourmet” brand.

We believe that our principal operating subsidiary, HQOF, is the only vertically integrated PRC based producer present at international seafood shows (e.g., Brussels Seafood Show and Boston Seafood Expo). Participation in these industry events enables us to establish high level and immediate contacts with potential buyers. Buyer preferences and our response to these preferences, as well as prices and response to quality and quantity concerns, can be promptly addressed without the usual screening and middleman costs. We plan to aggressively market our products throughout North America, Europe and Asia through such shows.

In February 2006, we established our corporate headquarters, marketing and sales office in Seattle, Washington, thus creating a strong presence in the U.S. market. This office allows us to increase awareness of the importance of our all natural product focus and to reap the benefits of more direct sales, increasing our overall sales, market penetration and profitability. We expect to also be able to broaden the scope of our products to cater to additional seafood purchasing requirements.

Sustainable Farming

The concept of sustainable development has been popularized by the 1987 World Commission on Environment and Development. It defined “sustainable development” as meeting the needs of the present generation, without compromising the needs of future generations. The idea of sustainability has caught up with aquaculture partly because of pressure from environmental groups. In 1998, the Holmenkollen Guidelines for Sustainable Aquaculture were formulated. These guidelines recommended, among other things, that new technologies and management procedures should be utilized so that the quality and quantity of aquaculture products is improved and the risk of adverse effects on the environment and on the livelihood of other people, including future generations, is reduced. The guidelines also recommended (1) strict compliance with the internationally agreed food safety, environmental safety and ethical criteria if genetically modified organisms or hormones are utilized in the production and (2) giving priority to the development of integrated fish farming and of sources for animal feed other than fish protein and fish lipid. We fully endorse the idea of sustainable farming and implement it in our operations through our cooperative supply arrangements.

Organic Farming

We believe that organic farming may be considered to be the next step after sustainable farming. Organic farming is a trend towards simple and moderate farming methods that are inherently sustainable. Organic farming advocates against the use of hormones and certain drugs, genetically modified organisms, very intensive culture systems, use of fish meal from the fish meal industry and oils from animals. As the market demand for sustainable and environmentally sustainable practices increases, the aquaculture industry is in the process of adjusting to such demand by starting to offer organic products. Further, we believe that many companies are finding that the use of waste streams from aquaculture can be used as a nutrient source for the culture of other aquatic flora and fauna, as well as land based agriculture.

We believe that operating costs for organic culture should be lower than intensive farming, with the feed remaining the key operating cost. We have determined that organic production of tilapia is technically possible in Hainan Province. Further, our preliminary evaluation of farm production economics (such as feed costs, feed conversion ratios, growth rates and yields) as they relate to expected market demand indicates that we could engage in organic farming profitably. Therefore, we will launch operation of a large-scale feed mill in 2009 and pursue organic certification of our farms and commence organic tilapia production.

We anticipate that, following our launch of a large scale feed mill and processing plant, our tilapia products will meet organic standards as defined by The US Department of Agriculture.

In January of 2008 we received certification attesting to the organic standards for our tilapia production, processing, labeling, marketing and management system after an initial annual audit conducted by Beijing Continental Hengtong Certification Co., Ltd. (CHTC), a certifier authorized by The China National Accreditation Service for Conformity (CNAS) and the Certification and Accreditation Administration of the PRC (CNCA).

Our Cooperative Supply Arrangements

We purchase and process farm-bred and ocean caught aquatic products through cooperative supply arrangements with local fishermen and cooperatives. Our farmed tilapia products come from approximately 1,647 pond acres of farms situated in the Wenchang area of Hainan. These farms are grouped through cooperatives to supply us with the highest quality tilapia in accordance with the sustainable farming standards described above.

We strive to implement the principles underlying sustainable farming and elements of organic farming in our cooperative supply arrangements with local fishermen and cooperatives, from which we purchase and process farm-bred and ocean caught aquatic products. Under our related cooperatives, or collaboration agreements, the farmers or holders of the concession retain their proprietary status, while agreeing to operate under planned and scheduled practices put forward by our company as cooperative partner of the concessions. The farmers are trained to our standards for deploying appropriate feeds and using poly-culture techniques, while we monitor compliance with these standards on an on-going basis. The farmers are also required to agree to treat waste water responsibly as a nutrient rich fertilizer for the vegetable fields maintained by neighboring farmers.

We typically have between five and ten cooperative supply agreements, which number may vary from time to time. We believe that these cooperative supply arrangements provide mutual benefits to the parties involved, as they help increase revenues of the local farmers, while ensuring a stable supply of quality raw tilapia to us.

Trademarks and Patents

We have the following patents on our products: Chinese Patent Number 460000X340-2001—Shark Cartilage; Chinese Patent Number 460000X131-2001—Shark Cartilage; Chinese Patent Number 460000X338-2001—Shark Liver Oil; and Patent Number 460000X342-2001—Shark Liver Oil. These patents are for a 20 year period and will expire in 2021. Two products are produced from refined shark cartilage and two from shark liver, both harvested from non-endangered shark species.

We consider our service marks, trademarks, trade secrets, patents and similar intellectual property to be critical to our success. We rely on trademark, patent and trade secret law, as well as confidentiality and license agreements with our employees, customers, partners and others to protect our proprietary rights. We have received patent protection and applied for trademark protection for our products in the PRC. We have also applied for trademark protection in the U.S., as described below, in connection with our branding of all natural tilapia. Effective trademark, service mark, patent and trade secret protection may not be available in every country in which we sell or may in the future sell our products, and our competitors may independently develop formulations and processes that are substantially equivalent or superior to our own.

TILOVEYA®

In May 2006, we introduced our all natural tilapia brand TILOVEYA® at the European Seafood Exposition in Brussels, the largest seafood show in the world. This brand is designed to celebrate the health benefits of our tilapia produced in Hainan Province, China. Our freshwater tilapia products are made without hormones, antibiotics and free of levels of heavy metals and other toxins associated with ocean sourced products. We have filed with the United States Patent and Trademark Office the following applications for trademark registrations in connection with our branding of all natural tilapia:

•	Registration Number 3313536 for the TILOVEYA® mark; and

•	Registration Number 3304756 for the TILOVEYA® Logo,

Lillian’s Healthy Gourmet®

In August 2008, we developed a family of products under the brand of “Lillian’s Healthy Gourmet” based on the concept of our all natural tilapia products produced in Hainan Province, China. Individuals should be able to eat a convenient healthy seafood meal at a reasonable price, while maintaining their demanding life style. The “Lillian’s Healthy Gourmet” products are designed to meet the need for a convenient healthy seafood meal at a reasonable price. We have filed with the United States Patent and Trademark Office for trademark registrations in connection with our branding of the “Lillian’s Healthy Gourmet” family of products and these filings are pending approval from the authorities.

Competition

In general, the aquaculture industry is intensely competitive and highly fragmented. The PRC aquaculture industry is further open to competition from local and overseas operators engaged in aquaculture and from other captured fish producers. We compete with various companies, many of which are developing or can be expected to develop products similar to ours. For example, 8th Sea—The Organic Seafood Company currently produces and processes tilapia fillets in Brazil’s Parana state. Our main aquaculture products (tilapia and shrimp) are also facing competition from some other PRC-based aquaculture producers. Some of the other aquaculture processing companies in Hainan Province have obtained certifications similar to those we possess. However, we believe that the competition from such producers is minimal because, to the best of our knowledge, there are no competitors in Hainan Province that have a similar operating scale and production capacity, or that have developed the vertically integrated business model under which we operate.

Many of our competitors are more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements, and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater brand awareness for our brand name(s) so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively or successfully with current or future competitors, or that the competitive pressures we face will not harm our business.

With respect to potential new competitors, although there are no formal barriers to entry for engaging in similar aquaculture processing production and activities in the PRC, we believe that the high infrastructure costs associated with developing and constructing processing plants and facilities does pose a barrier to potential competitors. Fish farms are tied directly to a processing plant and a new processing plant must either enlist new farms or build its own. Furthermore, measures addressing environmental considerations, such as water quality and waste water processing requirements, are costly to deploy on a greenfield site and are not readily available to all new companies. Accordingly, potential competitors have to mobilize extensive resources in order to maintain a presence similar to ours.

Government Regulation

Our company complies with various national, provincial and local environmental protection laws and regulations, as well as certifications and inspections relating to the quality control of our production and the environmental and social impact of our operations. In addition to statutory and regulatory compliance, we actively seek to ensure the environmental sustainability of our operations. Also, all of our healthcare products have met stringent independent testing by selected university laboratories in China. Our costs of compliance with applicable environmental laws are minimal. Penalties would be levied upon us if we fail to adhere to and maintain our compliance with the applicable environmental regulations in the PRC. Such failure has not occurred in the past, and we generally do not anticipate that it may occur in the future, although no assurance can be given in this regard.

HACCP Standards

Our facilities are certified in accordance with the Hazard Analysis Critical Control Points, or HACCP, standards for exporting aquatic products to the United States. The HACCP standards are developed by the FDA pursuant to the FDA’s HACCP regulation, Title 21, Code of Federal Regulations, part 123, and are used by the FDA to help ensure food safety and control sanitary standards.

These standards focus on monitoring the quality of production and sanitation measures in processing plants for food products, and also take into account the environmental and social impact of the operations of the certified company. Compliance with the HACCP procedures is mandatory, and the successful implementation of these procedures depends on the design and performance of facilities and equipment, and excellent quality control and hygiene practices. HACCP conducts sample laboratory testing on our processed aquatic products to ensure no forbidden substances are present in them. Laboratory testing of our processed aquatic products was initiated by the HACCP in compliance with strict quarantine guidelines imposed by domestic export control government agencies and foreign import control government agencies.

In addition, our facilities continuously pass the United States Department of Commerce (USDC) inspection in conformity with the USDC Global Seafood Inspection Program (voluntary).

ACC Standards

We have completed the process of certification of our processing plant in China in relation to shrimp and tilapia processing in accordance with the Aquaculture Certification Counsel, Inc., or the ACC standards. The ACC standards are considered “super HACCP” standards, as they also take into account various environmental and social issues. ACC certification is required by many large retailers in the United States.

The ACC is a U.S.-based, non-governmental body established to certify social, environmental and food safety standards at aquaculture facilities throughout the world. The ACC uses a certification system that combines site inspections and effluent sampling with sanitary controls, therapeutic controls and traceability. Part of the ACC’s mission is to help educate the aquaculture public regarding the benefits of applying best aquaculture practices and the advancing scientific technology that directs them. The ACC believes that, by implementing such standards, seafood producers can better meet the demands of the growing global market for safe, wholesome seafood produced in an environmentally and socially responsible manner. The ACC offers a primarily “process,” rather than “product”, certification, with an orientation toward seafood buyers. Successful participation in the ACC program is visually represented by limited use of a “Best Aquaculture Practices” certification mark. The ACC currently certifies shrimp, talipia and catfish farms and processing plants. We anticipate that the certification will include hatcheries and feed mills in the near future.

Assignment of EU Code

Our facilities have been assigned a European Union (EU) approval registration, referred to as an EU Code, required for exporting aquatic products to the EU. This requirement applies to production both inside and outside of the EU, and defines the applicable standards of the EEC for handling, processing, storing and transporting fish. Our aquatic products processing plant in China must meet or exceed these standards every year, in order to maintain the assigned EU Code. The assignment of the EU Code to us, and our ability to maintain it on an annual basis, evidence the fact that our products meet the EU importable food standards set by the relevant inspection agencies.

Product Liability Insurance

We have purchased general commercial liability insurance, which provides adequate aggregate product liability insurance based on industry standards. However, there is a possibility that our customers, or the ultimate buyers of our products, may have adverse reactions to the tilapia and other aquatic products or marine bio and healthcare products that we process and sell. Any such adverse reaction may result in actual or potential product liability claims against us, which may not be covered by our insurance or, if covered, may be significantly higher than the insurance amount. Such actual or potential product liability claims may have an adverse effect on our reputation and profitability.

Government Regulation in China

Aquaculture producers in the PRC have to comply with the environmental protection laws and regulations promulgated by the national and local governments of the PRC. Such rules and regulations include, among others, Environmental Protection Law of the PRC, Ocean Environmental Protection Law of the PRC, Regulations on Administration over Dumping of Wastes in the Ocean of the PRC, Ocean Aquatic Industry Administration Regulation, Fishing License Administration Regulation, Regulations on Administration of Hygiene Registration of Exported Food Manufacturers, and Regulations on Administration of Quality Control of Food Processors.

In addition, HACCP and sanitary programs in China in accordance with the FDA’s HACCP standards are verified by the China Inspection and Quarantine Office, or CIQ, which is a branch of the State Administration for Entry-Exit Inspection and Quarantine of the PRC and, in our case, also by the Hainan Entry-Exit Inspection and Quarantine Bureau of the PRC. In addition, the CIQ evaluates the compliance by our processing plant with the EU standards described above under “—Assignment of EU Code.” As a result of such review, our aquatic products processing plant in China has received a CIQ certificate. The CIQ certificate must be renewed on an annual basis.

Our Work with the Hainan Province

We have enjoyed close collaboration with the local government as we conduct our operations in the Hainan Province. Our completed 100,000 metric tonnes per year capacity, state-of-the-art extruded feed mill, which will supply our farmers and other buyers of such quality feeds, expands our operations in that area and should foster close ties with the local government. See “Construction of Feed Mill and Processing Plant.” The success of our operations in the PRC depends in part on the continued investment by Hainan Province in the development of the local aquaculture industry. While there can be no assurances that such investment will continue, we believe that it should continue for the following reasons. The central government of China has limited Hainan Province to two areas of economic activity, agri-food and tourism. The resulting focus of the Hainan Province on the agri-food and tourism sectors creates a strong potential synergy with private sector companies intent on further development of these sectors. Part of the attraction for investors is the low tax rate in Hainan. In addition, foreign companies setting up new ventures in Hainan do not pay any tax for the two first years of profitable operations, then pay 7.5 percent for the following three years and 15 percent thereafter. For this reason, we plan to continue to structure and conduct our operations in China through the use of separate subsidiaries, held by foreign holding companies which are separate and distinct from holding companies already incorporated. In turn, these holding companies are held by HQS. Under these arrangements, we are not considered involved in joint ventures, but rather in wholly owned foreign enterprises, under the local law. Government support for such ventures meeting local needs is positive, and we believe our operations have already demonstrated our ability to channel this support in the manner favorable to our business and Hainan. We believe that not having a joint venture with the local government is the best way to minimize the potential for government interference and to maximize government support, and we plan to continue to conduct our business in China accordingly.

Furthermore, on March 17, 2007, a new PRC Enterprise Income Tax Law (EIT) was promulgated and introduced a new uniform tax regime in the PRC. The EIT became effective on January 1, 2008. That new EIT Law provides, amongst other issues, that income derived from processing of fishery products and processing of agricultural products will be exempt from the EIT tax rate. Starting in 2008, our existing fish processing unit and our feed mill plant under construction benefited from a “zero” percent tax rate. With regards to our nutraceutical unit, the income tax rate, under the new law, will increase by approximately 2 percent yearly until it reaches a maximum of 25 percent in 2012.

Employees

Primarily through our subsidiaries, we currently employ approximately 600 employees, all of whom are full-time employees. They are located predominantly in the PRC. Of our key employees, Harry Wang Hua, He Jian Bo and Wang Fu Hai are located in China and are fully dedicated to our China operations. In addition, Lillian Wang Li, Norbert Sporns, and William Sujian contribute to both our China operations and our U.S. operations, depending on the needs of our business over time.

In addition, during the high season, we hire up to 100 part-time employees. We typically pay our local employees much higher wages than the required minimum wages, in order to attract and retain key employees. We have employment agreements with many of our full-time employees. None of our employees are covered by a collective bargaining agreement, and we believe our employee relations are good.

Properties

We own three processing plants located in Wenchang, Hainan Province, China, and the related manufacturing equipment, office equipment and motor vehicles. We use one plant to process the seafood products we produce, and the other plant to process our marine bio and healthcare products. We have completed a 100,000 metric tower per year state-of-the-art extended feed mill to supply our farmers, and other buyers of such quality fees.

In addition, we currently lease corporate premises for our United States headquarters in Seattle, Washington, consisting of approximately 4,170 square feet, from Doncaster Investments NV, Inc. The term of the lease is sixty months, which commenced on December 1, 2005 and will end in December 1, 2010. Our base rental payment under the lease is $6,950 per month for 2009 and 2010.

Our properties are in good condition and are sufficient to meet our needs at this time. We do not plan to obtain additional space in the foreseeable future for the above cited plants, but we intend to build or acquire additional processing facilities in the near future.

Principal Shareholders

The following table sets forth certain information regarding beneficial ownership of common stock as of June 11, 2009 by:

•	each person known to us to own beneficially more than 5 percent, in the aggregate, of the outstanding shares of our common stock

•	each director;

•	each of our chief executive officer and our other two most highly compensated executive officers; and

•	all executive officers and directors as a group

The number of shares beneficially owned and the percent of shares outstanding are based on 12,192,657 shares outstanding as of June 11, 2009. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise noted below, the address of each of the shareholders in the table is c/o HQ Sustainable Maritime Industries, Inc., 1511 Third Avenue, Suite 788, Seattle, Washington.

Beneficial Owner	Shares of Common Stock Number (1)	Beneficially Owned Percent (1)	Shares of Series A Preferred Stock (2)	Beneficially Owned Percent (2)

Norbert Sporns	796,761	6.5 percent	24,000	24.0 percent

Lillian Wang Li	828,918	6.8 percent	25,000	25.0 percent

Harry Wang Hua	1,639,993	13.5 percent	51,000	51.0 percent

Andrew Intrader(3)	4,155	Less than 1 percent

Fred Bild	3,892	Less than 1 percent

Daniel Too	10,502	Less than 1 percent

Joseph I. Emas	17,155	Less than 1 percent

Jean-Pierre Dallaire	10,000	Less than 1 percent

All such directors and executive officers as a group (8 persons)	3,311,376	27.2 percent	100,000	100.0 percent

Five Percent Shareholders (Other than Directors and named executive officers

River Road Asset Management, LLC (4)	784,103	6.5 percent

Hound Partners, LLC, Hound Performance, LLC and Jonathan Auerbach (5)	785,915	6.5 percent

The Tail Wind Fund Ltd. (6)	1,001,252	7.7 percent

(1)	Beneficially owns the shares indicated, which are owned of record by Red Coral Group Limited and Sino-Sult Canada (S.S.C.) Limited. Each of Mr. Sporns, Ms. Wang and Mr. Wang own respectively 24 percent, 25 percent and 51 percent of the issued capital of Red Coral Group Limited and Sino-Sult Canada (S.S.C.) Limited and share voting and investment power over the shares held by Red Coral Group Limited and Sino-Sult Canada (S.S.C.) Limited. The number of shares includes the common stock shares based upon the Series A preferred stock held by the beneficial owners convertible at a rate of 2 common stock shares for 1 preferred stock share at the option of the beneficial holder, which has been adjusted to reflect a 1 for 20 reverse stock split effectuated on January 31, 2007 to 0.1 shares of common stock for 1 preferred stock share.
(2)	Beneficially owns the shares indicated, which are owned of record by Sino-Sult Canada (S.S.C.) Limited. Each of Mr. Sporns, Ms. Wang and Mr. Wang own respectively 24 percent, 25 percent and 51 percent of the issued capital of Sino-Sult Canada (S.S.C.) Limited and share voting and investment power over the shares held by Sino-Sult Canada (S.S.C.) Limited. Each share of Series A Preferred Stock has the right to the voting power equal to that of 1,000 shares of the Company’s Common Stock. The voting power of the Series A Preferred Shares remains the same and is not adjusted for any reverse split, namely each Series A Preferred Shares continues to have the voting power of 1,000 shares of Common Stock.
(3)	The address of this stockholder is c/o Renova U.S. Management LLC, 153 E. 53rd Street, 58th Floor, New York, New York 10022.
(4)	Based on a Schedule 13G/A filed by River Road Asset Management, LLC with the SEC on February 17, 2009. The address of the indicated holder is 462 S. 4th Street, Suite 1600, Louisville, KY 40202.
(5)	Based on a Schedule 13G/A jointly filed by Hound Partners, LLC, Hound Performance, LLC and Jonathan Auerbach with the SEC on February 13, 2009. The address of the indicated holders is 101 Park Avenue, 48th Floor, New York, New York 10178.
(6)	Based on a Schedule 13G/A filed by The Tail Wind Fund Ltd. (“Tail Wind”) with the SEC on February 13, 2009. The address of the indicated holder is Windermere House, 404 East Bay Street, P.O. Box SS-5539 British Virgin Isles. Includes (i) 151,252 shares of common stock currently held by Tail Wind and (ii) 850,000 shares of common stock issuable upon conversion of $4,250,000 in principal amount of the issuer’s 6.5% Convertible Notes due November 1, 2009.

The Offering

Common stock offered by us	1,225,000 shares of common stock.

Approximate number of shares of common stock to be outstanding after this offering	13,417,657 shares of common stock[1]

Offering price	$8.50 per share

Exchange listing	Our shares of common stock are listed on the NYSE Amex under the symbol “HQS”.

Use of proceeds	We will receive net proceeds from this offering of approximately $9,335,000, after deducting underwriting discounts and commissions and estimated offering expenses paid and payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including investments in long-term assets to complete our integration objective in line with our business plan. Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

Transfer Agent and Registrar	American Stock Transfer & Trust Company, serves as transfer agent and registrar for our common stock.

Risk Factors	Investing in our common stock involves risk. See “Risk Factors” beginning on page S-18 of this prospectus supplement and in “Item 1 A Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

[1]

The number of shares of common stock outstanding after this offering is based on 12,192,657 shares outstanding as of June 11, 2009, and does not give effect to (i) 45,000 shares of common stock underlying stock options we have granted and 971,000 shares of common stock available for future equity awards under our equity incentive plans, each as of June 11, 2009, (ii) 10,000 shares of common stock underlying outstanding shares of our Series A preferred stock as of June 11, 2009, (iii) 144,583 shares of common stock underlying outstanding warrants as of June 11, 2009, and (iv) any exercise of the underwriter’s option to purchase additional shares to cover over-allotments.

Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriter’s option to purchase additional shares.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus supplement and accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, before investing in our common stock. If any of the events anticipated by the risks described below occur, our results of operations and financial condition could be adversely affected which could result in a decline in the market price of our common stock, causing you to lose all or part of your investment.

Risks Relating To Our Business

We rely on cooperative suppliers and any adverse changes in these relationships may adversely affect us.

We have developed a network of aquaculture farmers in Hainan Province for the supply of tilapia and shrimp by entering into cooperative supply agreements. Pursuant to the cooperative supply agreements, we are assured the necessary supply of aquatic products that meet our quality standards. Smooth continual operation of this cooperative network is essential in controlling our costs, meeting quality standards and the timely fulfillment of our customer orders. Any adverse change to our cooperative network, including any early termination or non-renewal of any supply agreement or any failure of suppliers to fulfill their obligations under the supply agreements, could have a material adverse effect on our business model, operations and competitiveness.

We may require additional capital in the future, which may not be available on favorable terms or at all.

Our future capital requirements will depend on many factors, including industry and market conditions, our ability to successfully implement our branding and marketing initiatives and expansion of our production capabilities. We anticipate that we may need to raise additional funds in order to grow our business and implement our business strategy. We anticipate that any such additional funds would be raised through equity or debt financings. In addition, we may enter into a revolving credit facility or a term loan facility with one or more syndicates of lenders. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. Even if we are able to raise capital through equity or debt financings, as to which there can be no assurance, the interest of existing stockholders in our company will be diluted, and the securities we issue may have rights, preferences and privileges that are senior to those of our common stock or may otherwise materially and adversely affect the holdings or rights of our existing stockholders. If we cannot obtain adequate capital, we may not be able to fully implement our business strategy, and our business, results of operations and financial condition would be adversely affected. In addition, we have and will continue to raise additional capital through private placements or registered offerings, in which broker-dealers will be engaged. The activities of such broker-dealers are highly regulated and we cannot assure that the activities of such broker-dealers will not violate relevant regulations and generate liabilities despite our expectation otherwise.

We depend on the availability of additional human resources for future growth.

We have recently experienced a period of significant growth in our sales volume. We believe that continued expansion is essential for us to remain competitive and to capitalize on the growth potential of our business. Such expansion may place a significant strain on our management and operations and financial resources. As our operations continue to grow, we will have to continually improve our management, operational and financial systems, procedures and controls, and other resources infrastructure, and expand our workforce. There can be no assurance that our existing or future management, operating and financial systems, procedures and controls will be adequate to support our operations, or that we will be able to recruit, retain and motivate our personnel. Further, there can be no assurance that we will be able to establish, develop or maintain the business relationships beneficial to our operations, or to do so or to implement any of the above activities in a timely manner. Failure to manage our growth effectively could have a material adverse effect on our business and the results of our operations and financial condition.

We depend on our key management personnel, and the loss of any of their services could materially adversely affect us.

Our operations are dependent upon the experience and expertise of a small number of key management personnel, which includes Lillian Wang Li, our Chairman of the Board, Norbert Sporns, our Chief Executive Officer and President, and Harry Wang Hua, our Chief Operating Officer. Lillian Wang Li and Harry Wang Hua are brother and sister, and Ms. Wang Li is married to Norbert Sporns. Although we have begun the process of obtaining life insurance on Ms. Wang Li and Mr. Sporns, of which we are the beneficiary, the loss of the services of any of these key personnel for any reason would likely have a material adverse effect on our business, and the results of our operations and financial condition, or could delay or prevent us from fully implementing our business strategy.

A few of our customers account for a significant portion of our business.

We have derived, and over the near term we expect to continue to derive, a significant portion of our sales from a limited number of customers. For example, our five largest customers accounted for a total of 38.6 percent of our consolidated sales for the year ended December 31, 2008, and they are all related to the aquaculture product segment. At December 31, 2008, approximately 46.3 percent of our trade receivables was from transactions with these five largest customers. The loss of any of these customers or non-payment of outstanding amounts due to the company from these customers could materially and adversely affect our results of operations, financial position and liquidity.

We may be unable to continue to take advantage of the seasonal pricing fluctuation in sales of our products, and we may be adversely affected by the seasonal fluctuation in the prices we earn for our products.

We have experienced seasonal fluctuation in the prices we earn for our products, generally in the range of 15 to 20%. Pricing fluctuation occurs during the winter season when fish farms in the northern part of the PRC suspend production due to cold weather conditions. These weather related disruptions in supply permit us to increase the sales prices of our tilapia products. However, there can be no assurance that such premium pricing, benefiting our profitability, can be maintained in the future. Other factors, such as an increase in the cost of feed, might also adversely impact on the cost of fish and lessen our margins and profitability.

Any adverse changes in the supply of our tilapia and other raw materials, including contamination or disease or increased costs of raw materials, may adversely affect our operations or reduce our margins or profits.

We are dependent on the availability of raw materials from Hainan Province and the oceans in that region. The supply of these raw materials can be adversely affected by any material change in the climatic or environmental conditions in and around Hainan Province. In addition, if there is contamination resulting from disease, pollution or other foreign substances, our supply of raw materials could be jeopardized or disrupted. The shortage or lack of raw materials and any consequential change in their cost would, in turn, have a material adverse effect on the cost on our operations and margins and our ability to provide products to our customers.

Any actual contamination of our products resulting from procssing, packaging or transit of our products, or negative press from contamination experienced by other companies in our industry may adversely affect our operations or reduce our margins or profits.

We actively seek to control the quality of our products and avoid risk of contamination in our processing, packaging and distribution of such products, however no quality control program is guaranteed to be completely effective. We are dependent on others for the reliable safe transportation of our products to the market place and the quality of our final product as experienced by the consumer may be impacted by disruptions in the transit process beyond our control. In addition, if our competitors experience problems with contamination of their products, even if we do not concurrently suffer similar adverse events, publicity of such problems could negatively impact our reputation. Actual contamination or reports of industry problems with contamination or poor quality may have a material adverse effect on our operations,including an increase in product liability claims, higher quality control and transport costs, reduced amrgins and decreased consumer interest in our products.

We may be adversely affected by the fluctuation in raw material prices and selling prices of our products.

Neither our products nor the raw materials we use have experienced any significant price fluctuations since we began operation, but there is no assurance that they will not be subject to future price fluctuations or pricing control. The products and raw materials we use may experience price volatility caused by events such as market fluctuations or changes in governmental programs. The market price of these raw materials may also experience significant upward adjustment, if, for instance, there is a material under-supply or over-demand in the market. These price changes may ultimately result in increases in the selling prices of our products, and may, in turn, adversely affect our sales volume, revenue and operating profit.

We could be adversely affected by the occurrence of natural disasters in Hainan Province.

From time to time, Hainan Province experiences typhoons, particularly from June through September of any given year. Natural disasters could impede operations, damage infrastructure necessary to our operations or adversely affect the logistical services to and from Hainan Province. Even though we currently have insurance against damages caused by natural disasters, including typhoons, accidents or similar events, the occurrence of natural disasters in Hainan Province could adversely affect our business, the results of our operations, prospects and financial condition, through business disruptions and / or any losses in excess of our policy limits.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

In general, the aquaculture industry is intensely competitive and highly fragmented. We compete with various companies, many of which are developing or can be expected to develop products similar to ours. For example, 8th Sea–The Organic Seafood Company currently produces and processes tilapia fillets in Brazil’s Parana state. Many of our competitors are more established than we are and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater awareness for our brand name in an attempt to successfully compete with our competitors. We cannot assure you that we will be able to compete effectively or successfully with current or future competitors or that the competitive pressures we face will not harm our business.

Our operating subsidiaries must comply with environmental protection laws that could adversely affect our profitability.

We are required to comply with the environmental protection laws and regulations promulgated by the national and local governments of the PRC. Some of these regulations govern the level of fees payable to government entities providing environmental protection services and the prescribed standards relating to the discharge of effluent, or liquid waste. Yearly inspections of waste treatment systems require the payment of a license fee which could become a penalty fee if standards are not maintained. Currently, our plant treats all of its effluent completely to level one, which is consistent with releasing potable water back to the environment, and there is currently no charge being levied. Although our production technologies allow us to efficiently control the level of pollution resulting from our production process, and notwithstanding the fact that we have received evidence of compliance with environmental protection requirements from government authorities, due to the nature of our business, effluent wastes are unavoidably generated in the aquaculture production processes. If we fail to comply with any of these environmental laws and regulations in the PRC, depending on the types and seriousness of the violation, we may be subject to, among other things, warning from relevant authorities, imposition of fines, specific performance and/or criminal liability, forfeiture of profits made, being ordered to close down our business operations and suspension of relevant permits.

Our operations, revenue and profitability could be adversely affected by changes in laws and regulations in the countries where we do business.

The governments of countries into which we sell our products, including the United States, Canada and the European Union, from time to time, consider regulatory proposals relating to raw materials, food safety and markets, and environmental regulations, which, if adopted, could lead to disruptions in distribution of our products and increase our operational costs, which, in turn, could affect our profitability. To the extent that we increase our product prices as a result of such changes, our sales volume and revenues may be adversely affected.

Furthermore, these governments may change import regulations or impose additional taxes or duties on certain Chinese imports from time to time. For example, in 2004, the United States government imposed heavy tariffs of more than 100 percent on certain Chinese shrimp exporters. Similar regulations and fees or new regulatory developments may have a material adverse impact on our operations, revenue and profitability. If one or more of the countries into which we sell our products bars the import or sale of fish or related products from China, our available market would shrink significantly, adversely impacting our results of operations and growth potential

Our business could be adversely affected by the recent negative public reports on seafood imported from China.

In June 2007, the U.S. Food and Drug Administration issued an alert report on the sale of five types of farm-raised seafood from China in the United States because of unapproved chemical residues. The five types of farm-raised seafood are shrimp, catfish, eel, basa and dace. As a result, the seafood can be sold in the United States providing importers provide independent testing that shows the seafood does not contain the unapproved residues. Although tilapia is not included in the list and we believe our main seafood product, which is tilapia, does not contain any of the unapproved residues, it is possible that our business may be adversely impacted as a result of the recent negative public reports on seafood imported from China.

There could be changes in the policies of the PRC government that may adversely affect our business.

The aquaculture industry in the PRC is subject to policies implemented by the PRC government. The PRC government may, for instance, impose control over aspects of our business such as distribution of raw materials, product pricing and sales. If the raw materials used by us or our products become subject to any form of government control, then depending on the nature and extent of the control and our ability to make corresponding adjustments, there could be a material adverse effect on our business and operating results.

Separately, our business and operating results also could be adversely affected by changes in policies of the Chinese government such as: changes in laws, regulations or the interpretation thereof; confiscatory taxation; restrictions on currency conversion, imports on sources of supplies; or the expropriation or nationalization of private enterprises. Although the Chinese government has been pursuing economic reform policies for approximately two decades to liberalize the economy and introduce free market aspects, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting China’s political, economic and social life.

Certain political and economic considerations relating to PRC could adversely affect our company.

The PRC is passing from a planned economy to a market economy. The Chinese government has confirmed that economic development will follow a model of market economy under socialism. While the

PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans adopted by the government that set down national economic development goals. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms are unprecedented or experimental for the PRC government, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, which we may not be able to foresee, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the rate or method of taxation and imposition of additional restrictions on currency conversion.

The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

The PRC legal system is a civil law system. Unlike the common law system, such as the legal system used in the United States, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

If relations between the United States and China worsen, we may be unable to serve a portion of our customer, our stock price may decrease and we may have difficulty accessing the U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could adversely affect our ability to continue to sell to U.S. customers, the market price of our common stock and our ability to access U.S. capital markets.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Currently, the Renminbi is not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans and corporate debt obligations denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may materially and adversely affect your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from this offering of our common stock into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations.

Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. Any significant devaluation of Renminbi may reduce our operation costs in U.S. dollars but may also reduce our earnings in U.S. dollars. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

Since 1994 the PRC has pegged the value of the Renminbi to the U.S. dollar. We do not believe that this policy has had a material effect on our business. There can be no assurance that Renminbi will not be subject to devaluation. We may not be able to hedge effectively against Renminbi devaluation, so there can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.

In addition, there can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future. We currently do not intend to pay dividends.

It may be difficult to effect service of process and enforcement of legal judgments upon our Company and our officers and directors because some of them reside outside the United States.

As our operations are presently based in China and some of our key directors and officers reside outside the United States, service of process on our key directors and officers may be difficult to effect within the United States. Also, substantially all of our assets are located outside the United States and any judgment obtained in the United States against us may not be enforceable outside the United States. We have appointed Norbert Sporns, our Chief Executive Officer and President, as our agent to receive service of process in any action against our company in the United States.

Risks Relating to our Common Stock

There are a large number of shares underlying our secured convertible notes and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

As of June 11, 2009, we had 12,192,657 shares of common stock issued and outstanding. As of the same date, there were 1,000,000 shares of our common stock issuable upon conversion of the convertible notes we issued in November 2006. In addition, we currently have outstanding Class B warrants to purchase up to 114,583 shares of our common stock, and stock purchase warrants to purchase up to 30,000 shares of our common stock issued in connection with the November 2006 financing. We currently have 100,000 Series A preferred stock issued and outstanding, and the holders of our Series A preferred stock have an option right to convert each share of Series A Preferred Stock into 0.1 shares of our common stock. These shares, including all of the shares issuable upon conversion of the secured convertible notes and our Series A preferred stock and upon exercise of our warrants, may be sold into the market place currently. The sale of these shares may adversely affect the market price of our common stock.

Our principal stockholders, current executive officers and directors own a significant percentage of our company and will be able to exercise significant influence over our company.

Our executive officers and directors and principal stockholders together beneficially own approximately 91.09% of the total voting power of our outstanding voting capital stock, primarily as a result of their ownership of Series A preferred stock of our company which, while convertible into shares of our common stock on a 0.1-for-1 basis, carries 1,000 votes per Series A preferred share rather than the 1 vote per share of our common stock. The Series A preferred stock and the common stock vote together as one class on all matters to be voted upon by the stockholders. In particular, our three largest stockholders, Mr. Sporns, Ms. Wang Li and Mr. Wang Hua, are family members who share approximately 91.06% of the total voting power of our company. Ms. Wang Li is the wife of Mr. Sporns and Mr. Wang Hua is the brother of Ms. Wang Li. These stockholders will be able to determine the composition of our board of directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock.

Investors may experience dilution from any conversion of the senior convertible notes and the exercise of warrants we issued in November 2006.

We registered the shares of our common stock issuable upon conversion of the 6.5% senior convertible notes and upon exercise of the warrants we issued in November 2006. The conversion price of the 6.5% senior convertible notes is $5.00 and the exercise price of the warrants is $5.00. We have issued convertible notes in the aggregate principal amount of $5,000,000 with a conversion price of $5.00. These notes will mature on November 1, 2009. As of June 11, 2009, there were outstanding notes convertible into an estimated 1,000,000 shares of our common stock.

We may have rescission liability in connection with the March 2008 issuance of shares to certain investors for liquidated damages.

Pursuant to a certain Waiver and Amendment Agreement with certain investors, we issued approximately 300,000 shares of our common stock while we had one registration statement on Form S-3 filed on August 21, 2007 (“Resale Registrations”) pending review. It may be determined that such issuance may have constituted a general solicitation under Section 5 of the Securities Act due to the outstanding Resale Registrations during the private placement period. As a result, we may be subject to contingent rescission liabilities from those investors who participated in the private placement for the combined Shares and Warrants, as defined in that agreement. These liabilities may include an obligation to make a rescission offer to the holders of these combined Shares and Warrants for them to return these combined Shares and Warrants for their original purchase price plus interest. If rescission is required, and any or all of the investors reject the rescission offer, we may continue to be liable for the original purchase price, plus interest, for a period of one year under Section 13 of the Securities Act. Based on our discussion with our investors who participated in the private placement, they currently have no intention to use the rescission right, however they retain the right to do so.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $9,335,000 after deducting the underwriting discount and estimated offering expenses paid or payable by us. We intend to use the net proceeds from the sale of our common stock under this prospectus supplement for general corporate purposes, including investments in long-term assets to complete our integration objectives in line with our business plan. Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2009:

•	on an actual basis; and

•

on an as adjusted basis to effect our sale of 1,225,000 shares of common stock in this offering, based on the public offering price of $8.50 per share, and after deducting underwriting commissions and estimated offering expenses paid or payable by us, assuming the underwriter does not exercise its over-allotment option.

This table should be read in conjunction with our financial statements and the related notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	March 31, 2009
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$54,829	$64,164

Indebtedness:
Bank indebtedness	$—	$—
Other notes payable	4,723	4,723

Total indebtedness	4,723	4,723

Shareholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 100,000 issued and outstanding	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized, 12,146,656 shares of common stock shares issued and outstanding actual; and 13,371,656 shares issued and outstanding, as adjusted	12	13
Additional capital	59,397	68,731
Accumulated other comprehensive income	9,405	9,405
Retained earnings	9,520	9,520
Appropriation of Retained Earnings	6,714	6,714

Total shareholders’ equity	85,048	94,383

Total capitalization	$89,771	$99,106

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes the material terms and provisions of our capital stock. The following summary description of our common stock and preferred stock is based on the provisions of our certificate of incorporation and bylaws, which are incorporated by reference, and the applicable provisions of Delaware Corporation Law. This information is only a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws and the applicable provisions of Delaware Corporation Law.

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 100,000 are designated as Series A preferred stock.

Common Stock

Authorized. We currently have authority to issue up to 200,000,000 shares of common stock, par value $0.001 per share.

Voting. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by stockholders. In addition, our Series A preferred stock is entitled to vote on all matters to be voted on by holders of our common stock. The Series A preferred stock is entitled to 1,000 votes per share. A majority vote is required for all actions to be taken by stockholders, except that a plurality is required for the election of directors. The common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

Dividends. Holders of common stock are entitled to receive dividends, if and when declared by our board of directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding, including but not limited to, the Series A preferred stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. In addition, as stipulated by the relevant laws and regulations for enterprises operating in the PRC, Hainan Quebec Ocean Fishing Co. Ltd. and Jiahua Marine are required to make annual appropriations to two reserve funds, consisting of the statutory surplus and public welfare funds, which amounts are not available for the payment of dividends. As a result, we do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds to legally pay dividends.

Liquidation and Dissolution. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding.

Fully Paid and Nonassessable. All shares of our outstanding common stock are fully paid and nonassessable and any additional shares of common stock that we issue will be fully paid and nonassessable.

Listing. Our common stock is listed on the NYSE Amex under the symbol “HQS.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors has the authority, without further action by the stockholders and subject to the limits imposed by Delaware Corporation Law, to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power for the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders.

Series A Preferred Stock

Authorized. Of the 10,000,000 shares of preferred stock we are authorized to issue, 100,000 shares have been designated as Series A preferred stock.

Voting. Each holder of shares of our Series A preferred stock is entitled to 1,000 votes per share on all matters to be voted on by holders of our common stock; provided, however, that the vote or consent of the holders of at least a majority of the shares of Series A preferred stock then outstanding is required for us to (1) authorize, create or issue, or increase the authorized number of shares of, any class or series of capital stock ranking prior to or on a parity with the Series A preferred stock either as to dividends or liquidation; (2) authorize, create or issue any class or series of our stock other than the common stock; (3) authorize any reclassification of the Series A preferred stock; (4) authorize, create or issue any securities convertible into or exercisable for capital stock prohibited by clauses (1) through (3) above; (5) amend our certificate of incorporation; or (6) enter into any disposal, merger or reorganization involving 20% of our total capitalization.

Conversion Rights. The holders of our Series A preferred stock have an optional right to convert each share of Series A preferred stock into two shares of our common stock, which has been adjusted to 0.1 shares of common stock for 1 preferred stock share to reflect a one for 20 reverse stock split effectuated on January 31, 2007.

Dividends. Subject to the rights of the holders of any class or series of capital stock ranking senior to or on parity with the Series A preferred stock, the holders of our Series A preferred stock have the right to receive cumulative dividends when and as declared by the board of directors.

Liquidation. The holders of our Series A preferred stock have the right to receive a liquidation preference of $1.00 per share of Series A preferred stock, plus an amount equal to all dividends accrued and unpaid, in preference to the holders of our common stock or any other class or series of capital stock ranking junior to the Series A preferred stock. This liquidation preference will be adjusted to reflect any stock dividend, stock distribution or stock split with respect to the Series A preferred stock.

Reaquired Shares. Any shares of Series A preferred stock acquired by us will be retired and not reissued.

Warrants

Class A and Class B Warrants

The Class A and Class B warrants can be exercised at any time until (i) January 25, 2009, in the case of the Class A warrants, and (ii) January 25, 2011, in the case of the Class B warrants. The adjusted exercise price of the Class A warrants is $6.00 per share, and the adjusted exercise price of the Class B warrants is $6.00 per share. The number of shares of common stock or other securities at the time issuable upon exercise of such warrants in each case will be appropriately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of stock or securities. In case of any consolidation or merger by us with or into any other corporation, entity or person, or any other corporate reorganization, in which we shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a “Reorganization”), then, in each case, the holder of the warrants on exercise any time after the consummation or effective date of such Reorganization (such date, the “Effective Date”), shall receive, in lieu of the shares of stock or other securities at any time issuable upon the exercise of the warrants prior to the Effective Date, the stock and other securities and property (including cash) to which such holder would have been entitled upon the Effective Date if such holder had exercised the warrants immediately prior thereto.

The Class A and Class B warrants can be exercised pursuant to a cashless exercise. Under the terms of the warrants, the holders thereof have agreed not to elect for a period of one (1) year a cashless exercise of the warrants and also agreed not to elect a cashless exercise so long as there is an effective registration statement for the shares underlying the respective warrants. As of June 11 2009, all the Class A warrants have been exercised and there were outstanding Class B warrants to purchase up to 114,583 shares of common stock.

Class C and Class D Warrants

The exercise price of the Class C warrants is $8.40 per share and the exercise price of the Class D warrants is $16.80 per share. The Class C and Class D warrants expire on April 23, 2009 and can be exercised pursuant to a cashless exercise. Under the terms of the warrants, the holders thereof agreed not to elect for a period of one (1) year a cashless exercise of the warrants and also agreed not to elect a cashless exercise so long as there is an effective registration statement for the shares underlying the respective warrants. As of June 11, 2009, all the Class C and Class D warrants have either been exercised or expired.

Stock Purchase Warrants

We have stock purchase warrants that are not denominated as any particular class or series in connection with our November 2006 financing. These stock purchase warrants have an adjusted exercise price of $5.00 per share and expire on December 28, 2011. These stock purchase warrants can be exercised on a cashless basis. As of June 11, 2009, there were outstanding non-denominated stock purchase warrants to purchase up to 30,000 shares of our common stock.

Convertible Notes

We have issued convertible notes in the aggregate principal amount of $5,000,000 with a conversion price of $5.00. These notes will mature on November 1, 2009 and accrue interest on the outstanding principal amount thereof at a rate per annum of six and one half percent (6.5%) from November 8, 2006 and are payable in arrears. The 6.5% convertible notes are subject to default interest equal to the lower of (i) eighteen percent (18%) per annum or (ii) the highest rate permitted by law. As of June 11, 2009, there were outstanding notes convertible into an estimated 1,000,000 shares of our common stock.

The 6.5% convertible notes may be converted at any time at the option of the purchasers at a per share conversion price of $5.00, subject to adjustment as set forth in the 6.5% convertible notes and in the purchase agreement. In an event of default, a purchaser may declare all of the then outstanding 6.5% convertible notes to be due and payable immediately. In the event of such acceleration, the amount due and owing to such a purchaser shall be the greater of (1) 130% of the outstanding principal amount of the 6.5% convertible notes (plus all accrued and unpaid interest, if any) and (2) the product of (A) the highest closing price for the five (5) trading days immediately preceding such a purchaser’s acceleration and (B) the applicable conversion rate of the 6.5% convertible notes.

Subject to the terms of the 6.5% convertible notes, we have the right to pay the interest accrued on the principal amount of the 6.5% convertible notes either in cash or in shares of our common stock. If we elect to pay any interest in cash, then we shall pay to the holder of the 6.5% convertible notes an amount equal to the amount of such interest. If we elect or are required to pay interest in shares of our common stock, the number of such shares shall be determined by dividing (x) the interest amount by (y) the market price as of the date of payment.

Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

Some provisions of Delaware Corporation Law, our certificate of incorporation and our bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Business Combinations. We are subject to the provisions of Section 203 of Delaware Corporation Law. Subject to certain exceptions, Section 203 prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Action; Special Meeting of Stockholders. Our bylaws provide that action required or permitted to be taken by our stockholders at an annual meeting of stockholders may only be taken if it is properly brought before the meeting. Our bylaws also provide that special meetings of stockholders may only be called by the chairman of our board or by a majority of our board of directors. These provisions could have the effect of delaying until the next stockholders’ meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that nominations for election to our board of directors may be made either by our board of directors (or a proxy committee appointed by the board of directors) or by any stockholder who complies with specified notice provisions. Our bylaws contain similar advance notice provisions for stockholder proposals for action at stockholder meetings. These provisions prevent stockholders from making nominations for directors and stockholder proposals from the floor at any stockholder meeting and require any stockholder making a nomination or proposal to submit the name of the nominees for board seats or the stockholder proposal, together with specified information about the nominee or any stockholder proposal, prior to the meeting at which directors are to be elected or action is to be taken. These provisions ensure that stockholders have adequate time to consider nominations and proposals before action is required, and they may also have the effect of delaying stockholder action.

Limitation of Liability and Indemnification Provisions

Our certificate of incorporation contains provisions permitted under Delaware Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except to the extent that the elimination or limitation of such liability is not permitted by Delaware Corporation Law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by Delaware Corporation Law.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC with respect to the offering set forth in this prospectus supplement. Under the terms of an underwriting agreement, which we will file as an exhibit to a current report on Form 8-K, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, in each case subject to certain closing conditions, 1,225,000 shares of our common stock.

The underwriting agreement provides that the obligation of the underwriter to purchase the shares offered hereby is subject to certain conditions and that the underwriter is obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

If the underwriter sells more shares than the above number, the underwriter has a 30-day option to buy up to an additional 183,750 shares from us at the public offering price, less the underwriting commissions and discounts to cover these sales.

Commissions and Expenses

The underwriter proposes to offer to the public the shares of common stock purchased pursuant to the underwriting agreement at the public offering price on the cover page of this prospectus supplement. After the shares are released for sale to the public, the underwriter may change the offering price and other selling terms at various times. In connection with the sale of the shares of common stock to be purchased by the underwriter, the underwriter will be deemed to have received compensation in the form of underwriting commissions and discounts. The underwriter’s commissions and discounts will be 7.5% of the proceeds, or $0.6375 per share of common stock, from shares sold to purchasers. In addition, we shall reimburse the underwriter for its reasonable expenses in conjunction with the offering, including travel expenses and reasonable expenses of its legal counsel, which shall not exceed $100,000 in the aggregate. Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum compensation to be received by any FINRA member or independent broker/dealer generally, as calculated consistent with FINRA’s rules, may not be greater than 8.0% of the gross proceeds received by us from the sale of any securities registered pursuant to SEC Rule 415.

We estimate the total expenses of the offering to us, excluding underwriting commissions and discounts, but including reimbursement of underwriter’s expenses payable by us, to be approximately $296,000.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share		Total
	Without Option	With Option	Without Option	With Option

Public offering price	$8.5000	$8.5000	$10,412,500	$11,974,375

Underwriting discounts and commissions paid by us	$0.6375	$0.6375	$780,937	$898,078

Proceeds, before expenses, to us	$7.8625	$7.8625	$9,631,563	$11,076,297

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriter or such other indemnified parties may be required to make in respect of any such liabilities.

Lock-up Arrangements

In the underwriting agreement we have agreed, for a period of 30 days after the date of the underwriting agreement, to not directly or indirectly, without the prior written consent of the underwriter:

•

offer to sell, hypothecate, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase (to the extent such option or contract to purchase is exercisable within one year from the intended settlement date of the offering), purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for shares of common stock;

•

file or cause to become effective a registration statement under the Securities Act relating to the offer and sale of any shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock;

subject to certain exceptions, including:

•	the issuance of employee stock options or shares of restricted stock pursuant to previously adopted equity compensation plans;

•

the issuance of shares of our common stock upon the exercise of options or warrants or to satisfy other pre-existing issuance obligations previously disclosed in the our periodic reports or upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of this prospectus supplement;

•	the issuance of shares of our common stock as consideration for mergers, acquisitions, other business combinations, or strategic alliances; and

•

the filing of a post-effective amendment to a pre-existing registration statement on Form SB-2 for continued registration of securities and the shares of common stock underlying the registered securities pursuant to pre-existing contractual registration obligations.

The 30-day lock-up period will automatically be extended if (1) during the last 17 days of the 30-day lock-up period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, then the lock-up period shall automatically be extended and the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event, as applicable, unless the underwriter waives, in writing, such extension.

In addition, Lillian Wang Li, our Chairman of the Board, and Norbert Sporns, our chief executive officer and president, have each signed a lock-up agreement with the underwriter in which each agreed not to, directly or indirectly, without the prior written consent of the underwriter, sell, offer to sell, contract to sell, or grant any option for the sale (including without limitation any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act and the rules and regulations thereunder or otherwise dispose of or enter into any transaction which is designed to, or could be expected to, result in the disposition of any shares of our common stock or any securities exercisable or convertible into shares of our common stock that each owns currently or hereafter acquires, whether owned either of record or beneficially, nor to publicly announce any intention to do any of the foregoing, for a period of ninety (90) days following the settlement date for this offering.

The underwriter may release any of the securities subject to these lock-up arrangements at any time without notice.

Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Other Relationships

The underwriter and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may receive in the future, customary fees.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Joseph I. Emas, P.A. As of November 3, 2008, Joseph I. Emas beneficially owns 13,000 shares of our common stock and is a director of the company. K&L Gates LLP, Los Angeles, California is counsel for the underwriter in connection with this offering.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to our annual report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of Schwartz Levitsky Feldman, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read and copy any of our SEC filings at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public on the SEC’s web site at www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information from some of our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus supplement. In addition, some information that we file with the SEC after the date of this prospectus supplement will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus supplement and the accompanying prospectus. The following documents, which we filed with the Securities and Exchange Commission, are incorporated by reference in this prospectus supplement:

(a)	Our Amendment No. 1 on Form 10-K/A for the fiscal year ended December 31, 2008 (as filed on June 9, 2009);

(b)	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009 (as filed on May 11, 2009);

(c)	Our annual report on Form 10-K for the fiscal year ended December 31, 2008 (as filed on March 12, 2009);

(d)	The description of our common stock contained in our registration statement on Form 8-A filed on May 16, 2007 with the SEC under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Also incorporated by reference into this prospectus supplement are all documents that we may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act either (1) after the date of filing of this registration statement, and (2) until all of the common stock to which this prospectus relates has been sold or the offering is otherwise terminated. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as proxy statements. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus supplement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You may request copies of these filings, at no cost, by writing to or calling our Investor Relations department at:

HQ Sustainable Maritime Industries, Inc.

Melbourne Towers, 1511 Third Avenue

Suite 788

Seattle, WA 98101

Telephone: (206) 621-9888

Information is also available on our website at www.hqfish.com. Information contained in, or accessible through, our website is not incorporated by reference into this prospectus supplement.

PROSPECTUS

$12,000,000

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

Common Stock

We may from time to time sell common stock, in one or more offerings, for an aggregate initial offering price of $12,000,000. We may sell the common stock to or through underwriters, directly to investors or through agents.

Each time we offer common stock, we will provide a prospectus supplement containing more specific information about the particular offering and attach it to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement which includes a description of the method and terms of the offering.

Our common stock trades on the American Stock Exchange under the symbol “HQS.” The last reported sale price of our common stock on the American Stock Exchange on November 3, 2008 was $4.11 per share. As of November 3, 2008, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $36,266,640, based on 12,094,596 shares of outstanding common stock, of which approximately 8,824,000 shares are held by non-affiliates. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

Investing in our common stock involves a high degree of risk. See RISK FACTORS beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 13, 2008.

You should rely on the information contained in this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where their offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only at the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of this prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, and reference is made to the actual documents filed with the United States Securities and Exchange Commission, or SEC, for complete information. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to one or more of the registration statements of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Additional information, including our financial statements for the years ended December 31, 2007, 2006, 2005 and 2004 and the notes related thereto, is incorporated by reference to our reports filed with the SEC.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf registration statement, we may, from time to time, sell up to $12,000,000 of common stock in one or more offerings. This prospectus provides you with a general description of our common stock.

If required, each time we sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may add, update or change information contained in this prospectus and may include a discussion of any risk factors or other special considerations that apply to the common stock. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. Before making an investment decision, it is important for you to read and consider the information contained in this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only upon the information contained in this prospectus and the registration statement of which this prospectus is a part. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

We obtained statistical data, market data and other industry data and forecasts used throughout, or incorporated by reference in, this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus or incorporated herein by reference. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the discussion of “Risk Factors” and our consolidated financial statements and the related notes, before deciding to invest in shares of our common stock. In this prospectus, when we use phrases such as “we,” “us,” “our,” “HQSM” or “our company,” we are referring to HQ Sustainable Maritime Industries, Inc. and all of its subsidiaries and affiliated companies as a whole, unless it is clear from the context that any of these terms refer only to HQ Sustainable Maritime Industries, Inc.

About Our Company

We are an integrated aquatic product producer and processor in China, or the PRC, of toxin free tilapia, other aquatic products, and marine bio and healthcare products. We use state-of-the-art and environment-friendly technologies in our production and processing operations. Our facilities are certified according to Hazard Analysis Critical Control Points, or HACCP, standards that are used by the United States Food and Drug Administration, or the FDA, to help ensure food safety and control sanitary hazards. In addition, our facilities have been assigned a European Union, or EU, code required for exporting aquatic products to the EU. We are also in the process of being certified in accordance with the standards of the Aquaculture Certification Counsel, Inc., or ACC, which is a U.S.-based non-governmental body established to certify social, environmental and food safety standards at aquaculture facilities throughout the world. Our products are sold principally to customers in North America, Europe and Asia.

Established in 1999, our aquatic farming and processing operations are in Hainan Province, an island in the South China Sea, which is situated within the most desirable latitude for raising tilapia. Hainan Province in southern China is designated by the Chinese government as a green province, where environmentally friendly agri-food related industry is encouraged. We purchase and process farm-bred and ocean caught aquatic products through cooperative supply arrangements with local fishermen and cooperatives. Our supply cooperatives, under our guidance, use feed formulated by us to optimize natural toxin free growth. Our tilapia products have achieved such a high level of purity that we have successfully begun marketing these products as toxin free and natural.

In August 2004, the company acquired Hainan Jiahua Marine BioProducts Co. Ltd., or Jiahua Marine, which develops, produces and sells marine bio and healthcare products, which includes nutraceutical products for the enrichment of our feed formulas exclusively in China. The principal products of Jiahua Marine are shark cartilage capsules and shark liver oil products which are distributed exclusively in China. The products undergo substantial independent laboratory testing in China administered by the Ministry of Health in China and have resulted in a PRC National Certification for these products. These products have various perceived medicinal and health benefits.

In order to maintain the high quality of our products and to position ourselves for attaining completely organic production certification, we have commenced the construction of our own organic feed mill and processing plant for the production of organic, floating feed formulations. We plan to produce the feed using grains grown without chemical fertilizers, free of antibiotics and fishmeal, and use feed additives manufactured in our nutraceutical plant. We plan for this expanded production to satisfy our own demand through the 20,000 mu (or 3,294 acres) of production in Wenchang and Qionghai, as well as to manufacture feed for farmed operations of others in Hainan such as shrimp and other farmed species.

Our financial operations consist of two segments, the marine bio and healthcare product segment and the aquaculture product segment. Since the acquisition of Jiahua Marine, which represents the marine bio and healthcare segment, these product sales have made a significant contribution to the net income of the company. For the year ended December 31, 2006, the marine bio and healthcare segment and the aquaculture product segment had sales to external customers of $15,302,713 and $23,792,690, respectively, and net income of $7,339,374 and $1,273,290, respectively. For the year ended December 31, 2007, the marine bio and healthcare product segment and our aquaculture product segment had sales to external customers of $18,721,774 and $36,248,437, respectively, and net income of $7,984,937 and $6,299,304, respectively, excluding unallocated items. We expect the yearly sales and contribution to net income from the marine bio and healthcare segment to continue during 2008 in a similar ratio as 2007 and 2006. As the marketing efforts increase in connection with the aquaculture product segment and the investment in plant and equipment for additional processing capacity is completed in 2008 and 2009, we expect that the aquaculture product segment will continue to contribute a greater portion of sales and net income in 2008 and thereafter.

We have also commenced branding and marketing our high quality, differentiated tilapia products under the name TILOVEYA™ from our new United States headquarters based in Seattle, Washington.

We are incorporated in Delaware. The address of our Unites States headquarters is Melbourne Towers, 1511 Third Avenue, Suite 788, Seattle, Washington 98101 and our telephone number is (206) 621-9888. Our website is located at www.hqfish.com. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus.

Our Principal Competitive Strengths

We believe we have the following principal competitive strengths:

•

Quality Toxin Free Tilapia Products. We produce toxin free tilapia products and have developed a farming system that avoids the use of antibiotics, hormones and other potentially toxic chemicals. Our tilapia are raised in ponds of pure rain water collected for aquaculture. Two other species of fish are introduced into the ponds to maintain the pond’s health naturally. We formulate feed without fishmeal and produce feed supplements in our healthcare products processing plant to enrich this feed. It is our policy to raise toxin free tilapia to distinguish our company from other tilapia producers. The latitude and the pristine environment of Hainan have provided us with the optimal conditions for toxin free aquaculture production.

•

Vertically Integrated Operations. Vertical integration of our operations allows us to control and monitor quality, as well as reduce costs. Through our cooperative arrangements with local farmers, we train them to our production methods, while monitoring constantly the quality of production until harvest.

•

Environmental and Quality Assurances. We have adopted and implemented stringent quality control measures and procedures throughout the production process, in order to comply with the various environmental and quality standards, such as the HACCP and the EU import standards. We are also in the process of being certified in accordance with the ACC standards and positioning ourselves for completely organic production certification of our tilapia products. We use state-of-the-art technologies in our farming, feed formulation and processing operations. We have adopted modern and environmentally friendly and responsible technology in our production and processing of tilapia, shrimp, and marine bio and healthcare products, which we believe have been recognized through the certifications our plants possess.

•

Strategic Location in Hainan Province, China. Our processing facilities are geographically well-positioned in Hainan Province to leverage favorable climatic conditions, abundant water supply and pristine environment, and a readily available source of labor for our processing plant. Additionally, our processing facilities are conveniently located near the farmers from whom we obtain our supply of tilapia and shrimp. In addition, our intended new processing plant and feed mill will be in close proximity to our new cooperative fish farms.

•

International and Domestic Sales and Marketing Efforts. The recent establishment of our Seattle office will advance our new branding and marketing initiative around our TILOVEYA™ brand of our toxin free tilapia products. Sales from this office complement our China based sales efforts and other international sales initiatives.

•

An Established Track Record and Brand Name in the Industry. We have an established track record and recognized brand name in the industry and have received numerous awards and certifications confirming the success of the company in distinguishing itself from its competition.

•

Unique Health Products. We produce health products that we believe meet the highest quality standards, which we currently market exclusively in China through direct marketing and through retail channels. These products are certified to China’s national health product standards. Our marine bio and healthcare products processing plant also produces nutraceutical products for the inclusion into our tilapia feed additives.

•	Competitive Cost Structure. We benefit from competitive cost structures due to the lower labor costs in China as compared to U.S. based companies of similar products.

Our Growth Strategies

Our objective is to continue building a diversified array of seafood and marine bio and healthcare products, with a primary focus on increasing our own seafood products. To achieve this goal, we intend to implement the following strategies:

•

We started building a new large scale organic feed mill to supply our existing and anticipated new cooperative fish farmers with our fish food formula and a processing plant to increase our profit margin and to guarantee our product quality and further vertically integrate our operations;

•	We intend to achieve completely organic production of our tilapia products and to pursue organic certification of our farms;

•	We plan to expand our direct and retail sales efforts of our health products in China and internationally and to add other products we currently have in the development pipeline;

•	We plan to expand our cooperative farming arrangements to increase the availability of tilapia to meet anticipated growth in demand;

•	We plan to continue to expand our production and processing facilities in China to satisfy the anticipated growing demand for our products;

•

The new sales office in Seattle allows us to increase awareness of the importance of our toxin free product and to benefit from more direct sales. The new Seattle office also allows us to expand our distribution options in North America and Europe by broadening the variety of products we offer to cater to the demands of our customers; and

•

We plan to expand our branding and marketing initiatives in North America and Europe to introduce our products to major retail and food service chains. Our marketing and branding of tilapia and other seafood products is headed by Trond Ringstad, a pioneer in marketing tilapia in the United States. Our new branding focuses on the TILOVEYA™ brand and our toxin-free approach.

Market Opportunities

Over the past ten years, we believe there has been a dramatic increase in health conscious eating habits and a growing consumption of fish as an alternative source of protein. As the demand for fish as an alternative source of protein continues to increase, current ocean stocks are anticipated to be unable to meet this demand. An alternative is aquaculture. Already operating as an aquaculture producer, we are in a strong position to take advantage of this market opportunity.

Aquaculture, which is the farming of aquatic animals and plants, has been the world’s fastest growing segment in the food production system for the past two decades. The contribution of aquaculture to the world aquatic production in 2004 was about 59.4 million tonnes of fish. According to the projections of the Food and Agriculture Organization of the United States, or FAO, it is estimated that in order to maintain the current level of per capita consumption, global aquaculture production will need to reach 80 million tonnes of fish by 2050. The FAO also reports that most of the new demand for fish will have to be met by aquaculture, which could account for approximately 39.0% of all fish production by 2015.

As the availability of sites for aquaculture is becoming increasingly limited and the ability to develop non-agricultural land is restricted, the competition to develop additional aquaculture production systems is intensifying. As the intensification for aquaculture production systems increases, the demand for institutional support, services and skilled persons is anticipated to increase; along with the demand for more knowledge-based aquaculture education and training as aquaculture becomes more important worldwide.

China remains the largest producer of aquaculture products throughout the world with reported fisheries producing approximately 41.3 million tonnes in 2004, as reported by the FAO. Within the global aquaculture industry, China accounted for 71.0% of the world’s supply of fish for direct human consumption and 29.9% of the total production by live weight in 2002.

In 2005, according to the American Tilapia Association, tilapia production was second in volume to carps, and it is projected that tilapia will become the most important aquaculture crop in this century, potentially reaching $5.0 billion in global sales. The American Tilapia Association further reports that world production of tilapia products reached approximately 2.0 million metric tonnes in 2004, of which China produced the dominant share of 45.0%.

Over-the-counter marine bio and healthcare product sales in China are currently in excess of $6 billion and represent 3% of total world consumption. We believe that shifts in consumer preferences toward stronger branded products meeting international standards, and away from local traditional remedies, are currently being experienced in China.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus and in the documents incorporated by reference into this prospectus, before investing in our common stock. If any of the events anticipated by the risks described below occur, our results of operations and financial condition could be adversely affected which could result in a decline in the market price of our common stock, causing you to lose all or part of your investment.

Risks Relating To Our Business

We rely on cooperative suppliers and any adverse changes in these relationships may adversely affect us.

We have developed a network of aquaculture farmers in Hainan Province for the supply of tilapia and shrimp by entering into cooperative supply agreements. Pursuant to the cooperative supply agreements, we are assured the necessary supply of aquatic products that meet our quality standards. The continuance and smooth operations of these cooperative networks are essential in controlling our costs, meeting quality standards and the timely fulfillment of our customer orders. Any adverse change to our cooperative network, including any early termination or non-renewal of any supply agreement or any failure of suppliers to fulfill their obligations under the supply agreements, could have a material adverse effect on our business model, operations and competitiveness.

We may require additional capital in the future, which may not be available on favorable terms or at all.

Our future capital requirements will depend on many factors, including industry and market conditions, our ability to successfully implement our new branding and marketing initiative and expansion of our production capabilities. We anticipate that we may need to raise additional funds in order to grow our business and implement our business strategy. We anticipate that any such additional funds would be raised through equity or debt financings. In addition, we may enter into a revolving credit facility or a term loan facility with one or more syndicates of lenders. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. Even if we are able to raise capital through equity or debt financings, as to which there can be no assurance, the interest of existing stockholders in our company may be diluted, and the securities we issue may have rights, preferences and privileges that are senior to those of our common stock or may otherwise materially and adversely affect the holdings or rights of our existing stockholders. If we cannot obtain adequate capital, we may not be able to fully implement our business strategy, and our business, results of operations and financial condition would be adversely affected. In addition, we have and will continue to raise additional capital through private placements or registered offerings, in which broker-dealers will be engaged. The activities of such broker-dealers are highly regulated and we cannot assure that the activities of such broker-dealers will not violate relevant regulations and generate liabilities despite our expectation otherwise.

We depend on the availability of additional human resources for future growth.

We are currently experiencing a period of significant growth in our sales volume. We believe that continued expansion is essential for us to remain competitive and to capitalize on the growth potential of our business. Such expansion may place a significant strain on our management and operations and financial resources. As our operations continue to grow, we will have to continually improve our management, operational and financial systems, procedures and controls, and other resources infrastructure, and expand our workforce. There can be no assurance that our existing or future management, operating and financial systems, procedures and controls will be adequate to support our operations, or that we will be able to recruit, retain and motivate our personnel. Further, there can be no assurance that we will be able to establish, develop or maintain the business relationships beneficial to our operations, or to do so or to implement any of the above activities in a timely manner. Failure to manage our growth effectively could have a material adverse effect on our business and the results of our operations and financial condition.

We depend on our key management personnel, and the loss of any of their services could materially adversely affect us.

Our operations are dependent upon the experience and expertise of a small number of key management personnel, which includes Lillian Wang Li, our Chairman of the Board, Norbert Sporns, our Chief Executive Officer and President, and Harry Wang Hua, our Chief Operating Officer. Lillian Wang Li and Harry Wang Hua are brother and sister, and Ms. Wang Li is married to Norbert Sporns. Although we have begun the process of obtaining the life insurance on Ms. Wang Li and Mr. Sporns, of which we are the beneficiary, the loss of the services of any of them for any reason would have a material adverse effect on our business, and the results of our operations and financial condition, or could delay or prevent us from fully implementing our business strategy.

A few of our customers account for a significant portion of our business.

We have derived, and over the near term we expect to continue to derive, a significant portion of our sales from a limited number of customers. For example, five customers accounted for a total of 39% of our consolidated sales for the year ended December 31, 2007, all related to the aquaculture product segment. As of December 31, 2007, approximately 35.4% of our trade receivables were from transactions with the above five customers. The loss of any of these customers or non-payment of outstanding amounts due to the company could materially and adversely affect our business, results of operations, financial position and liquidity.

We may be unable to continue to take advantage of the seasonal pricing fluctuation in sales of our products, and we may be adversely affected by the seasonal fluctuation in the prices we earn for our products.

We have experienced seasonal fluctuation in the prices we earn for our products, generally in the range of 15 to 20%. Pricing fluctuation occurs during the winter season when fish farms in the northern part of the PRC suspend production due to cold weather conditions. These weather related disruptions in supply permit us to increase the sales prices of our tilapia products. However, there can be no assurance that such premium pricing, benefiting our profitability, can be maintained in the future. Other factors, such as an increase in the cost of feed, might adversely impact on the cost of fish and lessen our margins and profitability.

Any adverse changes in the supply of our tilapia and other raw materials, including contamination or disease or increased costs of raw materials, may adversely affect our operations or reduce our margins or profits.

We are dependent on the availability of raw materials from Hainan Province and the oceans in that region. The supply of these raw materials can be adversely affected by any material change in the climatic or environmental conditions in and around Hainan Province. In addition, if there is contamination resulting from disease, pollution or other foreign substances, our supply of raw materials could be jeopardized or disrupted. The shortage or lack of raw materials and any consequential change in their cost would, in turn, have a material adverse effect on the cost on our operations and margins and our ability to provide products to our customers.

We may be adversely affected by the fluctuation in raw material prices and selling prices of our products.

Neither our products nor the raw materials we use have experienced any significant price fluctuations in the past, but there is no assurance that they will not be subject to future price fluctuations or pricing control. The products and raw materials we use may experience price volatility caused by events such as market fluctuations or changes in governmental programs. The market price of these raw materials may also experience significant upward adjustment, if, for instance, there is a material under-supply or over-demand in the market. These price changes may ultimately result in increases in the selling prices of our products, and may, in turn, adversely affect our sales volume, revenue and operating profit.

We could be adversely affected by the occurrence of natural disasters in Hainan Province.

From time to time, Hainan Province experiences typhoons, particularly from June through September of any given year. Natural disasters could impede operations, damage infrastructure necessary to our operations or adversely affect the logistical services to and from Hainan Province. The occurrence of natural disasters in Hainan Province could adversely affect our business, the results of our operations, prospects and financial condition, even though we currently have insurance against damages caused by natural disasters, including typhoons, accidents or similar events.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

In general, the aquaculture industry is intensely competitive and highly fragmented. We compete with various companies, many of which are developing or can be expected to develop products similar to ours. For example, 8th Sea–The Organic Seafood Company currently produces and processes tilapia fillets in Brazil’s Parana state. Many of our competitors are more established than we are and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively or successfully with current or future competitors or that the competitive pressures we face will not harm our business.

Our operating subsidiary must comply with environmental protection laws that could adversely affect our profitability.

We are required to comply with the environmental protection laws and regulations promulgated by the national and local governments of the PRC. Some of these regulations govern the level of fees payable to government entities providing environmental protection services and the prescribed standards relating to the discharge of effluent, or liquid waste. Yearly inspections of waste treatment systems require the payment of a license fee which could become a penalty fee if standards are not maintained. Currently, our plant treats all of its effluent completely to level one, which is consistent with releasing potable water back to the environment, and there is currently no charge being levied. Although our production technologies allow us to efficiently control the level of pollution resulting from our production process, and notwithstanding the fact that we have received evidence of compliance with environmental protection requirements from government authorities, due to the nature of our business, effluent wastes are unavoidably generated in the aquaculture production processes. If we fail to comply with any of these environmental laws and regulations in the PRC, depending on the types and seriousness of the violation, we may be subject to, among other things, warning from relevant authorities, imposition of fines, specific performance and/or criminal liability, forfeiture of profits made, being ordered to close down our business operations and suspension of relevant permits.

There can be no assurance that the intended investment in our aquaculture product segment will result in a significant increase in our profitability or significantly increase our net income for that segment when compared to the marine bio and healthcare product segment.

To date, the marine bio and healthcare product segment has generated greater yearly net income than the aquaculture product segment on a smaller amount of sales to external customers. In the financial years ended December 31, 2007 and 2006, the marine bio and healthcare product segment had sales of $18,721,774 and $15,302,713, respectively, compared to sales for the aquaculture product segment of $36,248,437 and $23,792,690, respectively. On those sales, however, for the financial years ended December 31, 2007 and 2006, the marine bio and healthcare product segment had net income of $7,984,935 and $7,339,374, respectively, compared to net income for the aquaculture product segment of $6,299,304 and $1,273,290, respectively, excluding unallocated items. Therefore, the marine bio and healthcare product segment contributed approximately 56% of the yearly net income in 2007 and 85% in 2006, before unallocated items, in both periods. The greater part of the proceeds of the recently completed offering, is intended to further develop the aquaculture product segment through increasing processing capacity, construction of a large scale organic feed mill and marketing our tilapia products. Over the longer term, the company plans to focus much of its economic and other resources on the aquaculture product segment under the belief that it will generate greater amounts of sales and result in higher profit margins. There can be no assurance given to investors that the investment in plant and equipment and the marketing expansion efforts for the aquaculture product segment will increase the sales to external customers, the profit margin and net income of this segment as anticipated.

Our operations, revenue and profitability could be adversely affected by changes in laws and regulations in the countries where we do business.

The governments of countries into which we sell our products, including the United States, Canada and the European Union, from time to time, consider regulatory proposals relating to raw materials, food safety and markets, and environmental regulations, which, if adopted, could lead to disruptions in distribution of our products and increase our operational costs, which, in turn, could affect our profitability. To the extent that we increase our product prices as a result of such changes, our sales volume and revenues may be adversely affected.

Furthermore, these governments may change import regulations or impose additional taxes or duties on certain Chinese imports from time to time. For example, in 2004, the United States government imposed heavy tariffs of more than 100 percent on certain Chinese shrimp exporters. Similar regulations and fees or new regulatory developments may have a material adverse impact on our operations, revenue and profitability.

Our business could be adversely affected by the recent negative public reports on seafood imported from China.

In June 2007, the U.S. Food and Drug Administration issued an alert report on the sale of five types of farm-raised seafood from China in the United States because of unapproved chemical residues. The five types of farm-raised seafood are shrimp, catfish, eel, basa and dace. As a result, the seafood can be sold in the United States providing importers provide independent testing that shows the seafood does not contain the unapproved residues.

Although tilapia is not included in the list and we believe our main seafood product, which is tilapia, does not contain any of the unapproved residues, it is possible that our business may be adversely impacted as a result of the recent negative public reports on seafood imported from China.

There could be changes in the policies of the PRC government that may adversely affect our business.

The aquaculture industry in the PRC is subject to policies implemented by the PRC government. The PRC government may, for instance, impose control over aspects of our business such as distribution of raw materials, product pricing and sales. On the other hand, the PRC government may also make available subsidies or preferential treatment, which could be in the form of tax benefits or favorable financing arrangements.

If the raw materials used by us or our products become subject to any form of government control, then depending on the nature and extent of the control and our ability to make corresponding adjustments, there could be a material adverse effect on our business and operating results.

Separately, our business and operating results also could be adversely affected by changes in policies of the Chinese government such as: changes in laws, regulations or the interpretation thereof; confiscatory taxation; restrictions on currency conversion, imports on sources of supplies; or the expropriation or nationalization of private enterprises. Although the Chinese government has been pursuing economic reform policies for approximately two decades to liberalize the economy and introduce free market aspects, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting China’s political, economic and social life.

Certain political and economic considerations relating to PRC could adversely affect our company.

The PRC is passing from a planned economy to a market economy. The Chinese government has confirmed that economic development will follow a model of market economy under socialism. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans adopted by the government that set down national economic development goals. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms are unprecedented or experimental for the PRC government, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, which we may not be able to foresee, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the rate or method of taxation, and imposition of additional restrictions on currency conversion.

The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

The PRC legal system is a civil law system. Unlike the common law system, such as the legal system used in the United States, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

If relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing the U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Currently, the Renminbi is not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans and corporate debt obligations denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may materially and adversely affect your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from this offering of our common stock into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations.

Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. Any significant devaluation of Renminbi may reduce our operation costs in U.S. dollars but may also reduce our earnings in U.S. dollars. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

Since 1994 the PRC has pegged the value of the Renminbi to the U.S. dollar. We do not believe that this policy has had a material effect on our business. There can be no assurance that Renminbi will not be subject to devaluation. We may not be able to hedge effectively against Renminbi devaluation, so there can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.

In addition, there can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future and we currently do not intend to pay dividends.

It may be difficult to effect service of process and enforcement of legal judgments upon our company and our officers and directors because some of them reside outside the United States.

As our operations are presently based in China and some of our key directors and officers reside outside the United States, service of process on our key directors and officers may be difficult to effect within the United States. Also, substantially all of our assets are located outside the United States and any judgment obtained in the United States against us may not be enforceable outside the United States. We have appointed Norbert Sporns, our Chief Executive Officer and President, as our agent to receive service of process in any action against our company in the United States.

Risks Relating to our Common Stock

There are a large number of shares underlying our secured convertible notes and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

As of November 3, 2008, we had 12,094,596 shares of common stock issued and outstanding. As of the same date, we also had secured convertible promissory notes outstanding that may be converted into an estimated 1,000,000 shares of our common stock and related stock purchase warrants to purchase up to 30,000 shares of our common stock in connection with the November 2006 notes financing, as well as Class A warrants to purchase up to 43,750 shares of our common stock, Class B warrants to purchase up to 114,583 shares of our common stock, Class

C warrants to purchase up to 79,825 shares of our common stock, and Class D warrants to purchase up to 141,200 shares of our common stock. These shares, including all of the shares issuable upon conversion of the secured convertible notes and upon exercise of our warrants, may be sold into the market place currently or in the next two years. The sale of these shares may adversely affect the market price of our common stock.

Our principal stockholders, current executive officers and directors own a significant percentage of our company and will be able to exercise significant influence over our company.

Our executive officers and directors and principal stockholders together beneficially own approximately 91% of the total voting power of our outstanding voting capital stock, primarily as a result of their ownership of Series A preferred stock of our company which, while convertible into shares of our common stock on a 2-for-1 basis, carries 1,000 votes per Series A preferred share rather than the 1 vote per share of our common stock. The Series A preferred stock and the common stock vote together as one class on all matters to be voted upon by the stockholders. In particular, our three largest stockholders, Mr. Sporns, Ms. Wang Li and Mr. Wang Hua, are family members who share approximately 90.9% of the total voting power of our company. Ms. Wang Li is the wife of Mr. Sporns and Mr. Wang Hua is the brother of Ms. Wang Li. These stockholders will be able to determine the composition of our board of directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock.

Investors may experience dilution from any conversion of the senior convertible notes and the exercise of warrants we issued in November 2006.

We registered the shares of our common stock issuable upon conversion of the 6.5% senior convertible notes and upon exercise of the warrants we issued in November 2006. The conversion price of the 6.5% senior convertible notes is $5.00 and the exercise price of the warrants is $5.00.

We were also obligated to pay to such investors liquidated damages due to this registration statement on Form S-3 which has been declared effective on July 7, 2008 as well as additional liquidated damages until such time as it became effective. We have reached a waiver and amendment agreement with the investors, covering all such liquidated damages as well as certain accrued and unpaid interest, pursuant to which we issued 300,000 shares of common stock. The discounts from applicable market prices used for various portions of the liquidated damages so agreed to range from $7.47 per share to $9.06 per share.

We may have rescission liability in connection with the March 2008 issuance of the shares to certain investors for liquidated damages.

Pursuant to a certain Waiver and Amendment Agreement with certain investors, we issued approximately 300,000 shares of our common stock while we had one registration statement on Form S-3 filed on August 21, 2007 (“Resale Registrations”) pending review. It may be determined that such issuance may have constituted a general solicitation under Section 5 of the Securities Act due to the outstanding Resale Registrations during the private placement period. As a result, we may be subject to contingent rescission liabilities from those investors who participated in the private placement for the combined Shares and Warrants. These liabilities may include an obligation to make a rescission offer to the holders of these combined Shares and Warrants for them to return these combined Shares and Warrants for their original purchase price plus interest. If rescission is required, and any or all of the investors reject the rescission offer, we may continue to be liable for the original purchase price, plus interest, for a period of one year under Section 13 of the Securities Act. Based on our discussion with our investors who participated in the private placement, they currently have no intention to use the rescission right.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve known and unknown risks, uncertainties and other important factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our marketing, sales and distribution initiatives in North America, Europe and China;

•	our estimates of production, market sizes and anticipated consumption of our marine bio and healthcare products and our aquaculture products;

•	our new organic feed mill and our current and future processing facilities;

•	our ability to enter into and maintain cooperative farming arrangements and other partnerships with respect to our marine bio products and the performance of our partners under such arrangements;

•	our relationship with local governments in Hainan Province and the potential support and financing they may provide to us;

•	our estimates of future performance and growth potential;

•	our ability to obtain sufficient capital to fund our operations and expansion plans; and

•	our operating income, future revenue, expenses, capital requirements and needs for additional financing.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and in any prospectus supplement may not transpire.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this document, any supplements to this document and the documents that we reference in this prospectus with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this prospectus and any supplements to this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our common stock under this prospectus for general corporate purposes, including investments in long-term assets to complete our integration objective in line with our business plan. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of our common stock. Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes the material terms and provisions of our capital stock. The following summary description of our common stock and preferred stock is based on the provisions of our certificate of incorporation and bylaws, which are incorporated by reference, and the applicable provisions of Delaware Corporation Law. This information is only a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws and the applicable provisions of Delaware Corporation Law.

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 100,000 are designated as Series A preferred stock.

Common Stock

Authorized. We currently have authority to issue up to 200,000,000 shares of common stock, par value $0.001 per share.

Voting. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by stockholders. In addition, our Series A preferred stock is entitled to vote on all matters to be voted on by holders of our common stock. The Series A preferred stock is entitled to 1,000 votes per share. A majority vote is required for all actions to be taken by stockholders, except that a plurality is required for the election of directors. The common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

Dividends. Holders of common stock are entitled to receive dividends, if and when declared by our board of directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding, including but not limited to, the Series A preferred stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. In addition, as stipulated by the relevant laws and regulations for enterprises operating in the PRC, Hainan Quebec Ocean Fishing Co. Ltd. and Jiahua Marine are required to make annual appropriations to two reserve funds, consisting of the statutory surplus and public welfare funds, which amounts are not available for the payment of dividends. As a result, we do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds to legally pay dividends.

Liquidation and Dissolution. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding.

Fully Paid and Nonassessable. All shares of our outstanding common stock are fully paid and nonassessable and any additional shares of common stock that we issue will be fully paid and nonassessable.

Listing. Our common stock is listed on the American Stock Exchange under the symbol “HQS.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors has the authority, without further action by the stockholders and subject to the limits imposed by Delaware Corporation Law, to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power for the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders.

Series A Preferred Stock

Authorized. Of the 10,000,000 shares of preferred stock we are authorized to issue, 100,000 shares have been designated as Series A preferred stock.

Voting. Each holder of shares of our Series A preferred stock is entitled to 1,000 votes per share on all matters to be voted on by holders of our common stock; provided, however, that the vote or consent of the holders of at least a majority of the shares of Series A preferred stock then outstanding is required for us to (1) authorize, create or issue, or increase the authorized number of shares of, any class or series of capital stock ranking prior to or on a parity with the Series A preferred stock either as to dividends or liquidation; (2) authorize, create or issue any class or series of our stock other than the common stock; (3) authorize any reclassification of the Series A preferred stock; (4) authorize, create or issue any securities convertible into or exercisable for capital stock prohibited by clauses (1) through (3) above; (5) amend our certificate of incorporation; or (6) enter into any disposal, merger or reorganization involving 20% of our total capitalization.

Conversion Rights. The holders of our Series A preferred stock have an optional right to convert each share of Series A preferred stock into two shares of our common stock.

Dividends. Subject to the rights of the holders of any class or series of capital stock ranking senior to or on parity with the Series A preferred stock, the holders of our Series A preferred stock have the right to receive cumulative dividends when and as declared by the board of directors.

Liquidation. The holders of our Series A preferred stock have the right to receive a liquidation preference of $1.00 per share of Series A preferred stock, plus an amount equal to all dividends accrued and unpaid, in preference to the holders of our common stock or any other class or series of capital stock ranking junior to the Series A preferred stock. This liquidation preference will be adjusted to reflect any stock dividend, stock distribution or stock split with respect to the Series A preferred stock.

Reaquired Shares. Any shares of Series A preferred stock acquired by us will be retired and not reissued.

Warrants

Class A and Class B Warrants

The Class A and Class B warrants can be exercised at any time until (i) January 25, 2009, in the case of the Class A warrants, and (ii) January 25, 2011, in the case of the Class B warrants. The adjusted exercise price of the Class A warrants is $6.00 per share, and the adjusted exercise price of the Class B warrants is $6.00 per share. The number of shares of common stock or other securities at the time issuable upon exercise of such warrants in each case will be appropriately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of stock or securities. In case of any consolidation or merger by us with or into any other corporation, entity or person, or any other corporate reorganization, in which we shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a “Reorganization”), then, in each case, the holder of the warrants on exercise any time after the consummation or effective date of such Reorganization (such date, the “Effective Date”), shall receive, in lieu of the shares of stock or other securities at any time issuable upon the exercise of the warrants prior to the Effective Date, the stock and other securities and property (including cash) to which such holder would have been entitled upon the Effective Date if such holder had exercised the warrants immediately prior thereto.

The Class A and Class B warrants can be exercised pursuant to a cashless exercise. Under the terms of the warrants, the holders thereof have agreed not to elect for a period of one (1) year a cashless exercise of the warrants and also agreed not to elect a cashless exercise so long as there is an effective registration statement for the shares underlying the respective warrants. As of November 3, 2008, there were outstanding Class A warrants to purchase up to 43,750 shares of common stock and Class B warrants to purchase up to 114,583 shares of common stock.

Class C and Class D Warrants

The exercise price of the Class C warrants is $8.40 per share and the exercise price of the Class D warrants is $16.80 per share. The Class C and Class D warrants expire on April 23, 2009 and can be exercised pursuant to a cashless exercise. Under the terms of the warrants, the holders thereof agreed not to elect for a period of one (1) year a cashless exercise of the warrants and also agreed not to elect a cashless exercise so long as there is an effective registration statement for the shares underlying the respective warrants. As of November 3, 2008, there were outstanding Class C warrants to purchase up to 79,825 shares of common stock and Class D warrants to purchase up to 141,200 shares of common stock.

Stock Purchase Warrants

We have stock purchase warrants that are not denominated as any particular class or series in connection with our November 2006 financing. These stock purchase warrants have an adjusted exercise price of $5.00 per share and expire on December 28, 2011. These stock purchase warrants can be exercised on a cashless basis. As of November 3, 2008, there were outstanding non-denominated stock purchase warrants to purchase up to 30,000 shares of our common stock.

Convertible Notes

We have issued convertible notes in the aggregate principal amount of $5,000,000 with a conversion price of $5.00. These notes will mature on November 1, 2009 and accrue interest on the outstanding principal amount thereof at a rate per annum of six and one half percent (6.5%) from November 8, 2006 and are payable in arrears. The 6.5% convertible notes are subject to default interest equal to the lower of (i) eighteen percent (18%) per annum or (ii) the highest rate permitted by law. As of November 3, 2008, there were outstanding notes convertible into an estimated 1,000,000 shares of our common stock.

The 6.5% convertible notes may be converted at any time at the option of the purchasers at a per share conversion price of $5.00, subject to adjustment as set forth in the 6.5% convertible notes and in the purchase agreement. In an event of default, a purchaser may declare all of the then outstanding 6.5% convertible notes to be due and payable immediately. In the event of such acceleration, the amount due and owing to such a purchaser shall be the greater of (1) 130% of the outstanding principal amount of the 6.5% convertible notes (plus all accrued and unpaid interest, if any) and (2) the product of (A) the highest closing price for the five (5) trading days immediately preceding such a purchaser’s acceleration and (B) the applicable conversion rate of the 6.5% convertible notes.

Subject to the terms of the 6.5% convertible notes, we have the right to pay the interest accrued on the principal amount of the 6.5% convertible notes either in cash or in shares of our common stock. If we elect to pay any interest in cash, then we shall pay to the holder of the 6.5% convertible notes an amount equal to the amount of such interest. If we elect or are required to pay interest in shares of our common stock, the number of such shares shall be determined by dividing (x) the interest amount by (y) the market price as of the date of payment.

Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

Some provisions of Delaware Corporation Law, our certificate of incorporation and our bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Business Combinations. We are subject to the provisions of Section 203 of Delaware Corporation Law. Subject to certain exceptions, Section 203 prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Action; Special Meeting of Stockholders. Our bylaws provide that action required or permitted to be taken by our stockholders at an annual meeting of stockholders may only be taken if it is properly brought before the meeting. Our bylaws also provide that special meetings of stockholders may only be called by the chairman of our board or by a majority of our board of directors. These provisions could have the effect of delaying until the next stockholders’ meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that nominations for election to our board of directors may be made either by our board of directors (or a proxy committee appointed by the board of directors) or by any stockholder who complies with specified notice provisions. Our bylaws contain similar advance notice provisions for stockholder proposals for action at stockholder meetings. These provisions prevent stockholders from making nominations for directors and stockholder proposals from the floor at any stockholder meeting and require any stockholder making a nomination or proposal to submit the name of the nominees for board seats or the stockholder proposal, together with specified information about the nominee or any stockholder proposal, prior to the meeting at which directors are to be elected or action is to be taken. These provisions ensure that stockholders have adequate time to consider nominations and proposals before action is required, and they may also have the effect of delaying stockholder action.

Limitation of Liability and Indemnification Provisions

Our certificate of incorporation contains provisions permitted under Delaware Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except to the extent that the elimination or limitation of such liability is not permitted by Delaware Corporation Law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by Delaware Corporation Law.

PLAN OF DISTRIBUTION

Pursuant to General Instruction I.B.6 of Form S-3, we are permitted to utilize the registration statement of which this prospectus forms a part to sell a maximum amount of common stock equal to one-third (33.33%) of the aggregate market value of our outstanding, publicly held voting and non-voting common equity in any 12 month period. We may, from time to time, offer the common stock registered hereby up to this maximum amount.

We may sell the common stock offered through this prospectus: (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any of these methods. The common stock may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will describe the terms of the offering, including the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the common stock;

•	the net proceeds from the sale of the common stock;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sales through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the common stock for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the common stock from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the common stock in order to facilitate transactions in our common stock, including other public or private transactions and short sales. Underwriters may offer common stock to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the common stock will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered common stock if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of common stock offered through this prospectus, we will sell the common stock to them as principals. They may then resell the common stock to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the common stock offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such common stock may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered common stock and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the common stock directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase common stock at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Our common stock is listed on the American Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be eligible for listing and trading on the American Stock Exchange, subject to official notice of issuance. Any underwriters that we use in the sale of common stock may make a market in such common stock, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the common stock will have a liquid trading market.

Any underwriter also may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We, the underwriters or other agents may engage in derivative transactions involving the common stock. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the common stock, hold or resell the common stock acquired and purchase options or futures on the common stock and other derivative instruments with returns linked to or related to changes in the price of the common stock. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the common stock to the public, including short sales, or by lending the common stock in order to facilitate short sale transactions by others. The underwriters or agents may also use the common stock purchased or borrowed from us or others (or, in the case of derivatives, common stock received from us in settlement of those derivatives) to directly or indirectly settle sales of the common stock or close out any related open borrowings of the common stock.

Electronic Auctions

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer common stock directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such common stock, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such common stock is sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, common stock will be allocated based on prices bid, terms of bid or other factors. The final offering price at which common stock would be sold and the allocation of common stock among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business. We will describe in the prospectus supplement the nature of any such relationship and the name of the parties involved. Any lockup arrangements will be set forth in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read and copy any of our SEC filings at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public on the SEC’s web site at www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information from some of our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, some information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. The following documents, which we filed with the Securities and Exchange Commission, are incorporated by reference in this prospectus:

(a)	Our annual report on Form 10-K for the fiscal year ended December 31, 2007 (as filed on March 31, 2008);

(b)	Amendment Number One to our annual report on Form 10-K/A for the fiscal year ended December 31, 2007 (as filed on July 1, 2008);

(c)	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2008 (as filed on May 14, 2008);

(d)	Amendment Number One to our quarterly report on Form 10-Q/A for the fiscal quarter ended March 31, 2008 (as filed on July 1, 2008);

(e)	Our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2008 (as filed on August 13, 2008);

(f)	Our current report on Form 8-K filed on April 16, 2008;

(g)	The description of our common stock contained in our registration statement on Form 8-A filed on May 16, 2007 with the SEC under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Also incorporated by reference into this prospectus are all documents that we may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act either (1) after the date of filing of this registration statement, and (2) until all of the common stock to which this prospectus relates has been sold or the offering is otherwise terminated. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as proxy statements. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You may request copies of these filings, at no cost, by writing to or calling our Investor Relations department at:

HQ Sustainable Maritime Industries, Inc.

Melbourne Towers, 1511 Third Avenue

Suite 788

Seattle, WA 98101

Telephone: (206) 621-9888

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Joseph I. Emas, P.A. As of November 3, 2008, Joseph I. Emas beneficially owns 13,000 shares of our common stock and is a director of the company.

EXPERTS

The financial statements incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of Rotenberg & Company, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

1,225,000 Shares of Common Stock

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

Common Stock

PROSPECTUS SUPPLEMENT

June 11, 2009